UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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TIBCO Software Inc.

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TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

March 9, 2012

Dear Stockholders:

You are cordially invited to attend the annual meeting of stockholders of TIBCO Software Inc. on Thursday, April 26, 2012, at 10:00 a.m., Pacific time. The meeting will be held at our headquarters located at 3303 Hillview Avenue, Palo Alto, California.

The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is very important. Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting, you may, of course, revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

We look forward to seeing you at the meeting.

Sincerely,

Vivek Y. Ranadivé
Chief Executive Officer and Chairman of the Board

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, APRIL 26, 2012

To the Stockholders of TIBCO Software Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TIBCO Software Inc., a Delaware corporation, will be held on Thursday, April 26, 2012, at 10:00 a.m., Pacific time, at our headquarters located at 3303 Hillview Avenue, Palo Alto, California, for the following purposes:

1.	To elect six directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To approve an amendment and restatement to our 2008 Equity Incentive Plan;

3.	To hold an advisory vote on the compensation of our Named Executive Officers;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending November 30, 2012; and

5.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on Monday, February 27, 2012, are entitled to notice of, and to vote at, the Annual Meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our headquarters at the above address.

By Order of the Board of Directors,

William R. Hughes
Secretary

Palo Alto, California

March 9, 2012

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY TELEPHONE, THE INTERNET OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE YOUR PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

ELECTRONIC DELIVERY OF PROXY MATERIALS

We are pleased to offer to our stockholders the benefits and convenience of electronic delivery of annual meeting materials, including email delivery of future proxy statements, annual reports and related materials and on-line stockholder voting. If a broker or other nominee holds your shares and you would like to sign-up for electronic delivery, please visit “Proxy Information” on our website at http://www.tibco.com to enroll. Your electronic delivery enrollment will be effective until you cancel it. We encourage you to conserve natural resources, as well as help us reduce printing and mailing costs, by signing up to receive future proxy mailings by email.

(continued)

TIBCO Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

PROXY STATEMENT FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TIBCO Software Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 26, 2012, at 10:00 a.m., Pacific time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

The Annual Meeting will be held at our headquarters located at 3303 Hillview Avenue, Palo Alto, California. This Proxy Statement and accompanying proxy card will be mailed on or about March 14, 2012, to all stockholders entitled to vote at the Annual Meeting.

As used in this Proxy Statement, “we,” “us,” “our,” “TIBCO” or the “Company” refers to TIBCO Software Inc.

Voting Rights

Only stockholders of record at the close of business on February 27, 2012, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. At the close of business on February 27, 2012, we had 167,458,228 shares of common stock outstanding and no shares of preferred stock outstanding.

Each stockholder of record is entitled to one vote for each share of common stock held on the record date on all matters. There is no cumulative voting in the election of directors.

How to Vote Your Shares

YOUR VOTE IS IMPORTANT. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Whether or not you expect to attend the meeting, please take the time to vote your proxy.

Stockholders of record, or “registered stockholders,” can vote:

By Telephone:	Call the toll-free number indicated on the enclosed proxy card and follow the recorded instructions.

By Internet:	Go to the website indicated on the enclosed proxy card and follow the instructions provided.

By Mail:	Mark your vote, date, sign and return the enclosed proxy card in the postage-paid return envelope provided.

If your shares are held beneficially in “street” name through a nominee such as a brokerage firm, financial institution or other holder of record, your shares must be voted through that firm, institution or holder. You may provide your voting instructions to your nominee by telephone or Internet, as well as by mail, if your brokerage firm or financial institution offers such voting alternatives. Please follow the specific instructions provided by your nominee with your proxy materials.

If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Even if you have given your proxy, you still may vote in person if you attend the meeting. Please note, however, that if your shares are held beneficially through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

Voting of Proxies

Stockholders of Record.    All shares represented by a valid proxy received prior to the meeting will be voted, and, if you provide specific instructions, your shares will be voted as you instruct. If you properly sign your proxy card with no further instructions and it is timely received by us, your shares will be voted:

•	FOR each of the nominees for the Board of Directors (Proposal 1);

•	FOR the approval of an amendment and restatement to the 2008 Equity Incentive Plan (Proposal 2);

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal 3);

•	FOR the ratification of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending November 30, 2012 (Proposal 4); and

•	In the discretion of the proxy holders with respect to any other matters that properly come before the meeting.

Beneficial Owners.    If you hold your shares in street name and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee will determine if it has the discretionary authority to vote on the particular matter. Under the applicable rules, brokers and other nominees have the discretion to vote on routine matters such as Proposal 4, but do not have the discretion to vote on non-routine matters such as Proposals 1, 2 and 3. Thus, if you hold your shares in street name and you do not instruct your broker or nominee how to vote on Proposals 1, 2 and 3, no votes will be cast on your behalf and, therefore, there may be broker non-votes on those proposals. Your broker or nominee will, however, continue to have discretion to vote any uninstructed shares on Proposal 4, as that proposal is considered a routine matter under applicable rules. Therefore, no broker non-votes are expected to exist in connection with Proposal 4.

Revocability of Proxies

You may revoke or change a previously delivered proxy at any time before the meeting by delivering a written notice of revocation or another proxy with a later date through the Internet, by telephone or in writing to our Corporate Secretary at our headquarters at 3303 Hillview Avenue, Palo Alto, California 94304. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

Votes Required to Approve Matters Presented at the Annual Meeting

The required vote varies by proposal as follows:

•

The six nominees receiving the highest number of affirmative votes of shares of common stock present at the Annual Meeting, either in person or by proxy, will be elected as directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified.

•	The amendment and restatement to the 2008 Equity Incentive Plan may be approved by the affirmative vote of a majority of the votes cast.

•	The advisory vote on our executive compensation may be approved by the affirmative vote of a majority of the votes cast.

•	Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors may be approved by the affirmative vote of the majority of the votes cast.

If your shares are registered in the name of a bank, brokerage firm or other nominee and you do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on certain non-routine matters when a broker is not permitted to vote on that matter without specific instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting. For Proposals 1, 2, 3 and 4, abstentions have the same effect as a vote against the matter.

Board Voting Recommendations

The Board of Directors unanimously recommends that you vote your shares as follows:

•	FOR each of the nominees to the Board of Directors (Proposal 1);

•	FOR the approval of an amendment and restatement to the 2008 Equity Incentive Plan (Proposal 2);

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal 3); and

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending November 30, 2012 (Proposal 4).

Quorum

The presence, in person or by proxy, of at least a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes, and, with respect to the election of directors, “withhold” votes, are counted for the purpose of determining the presence of a quorum.

Solicitation of Proxies

We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We will reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, Internet or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to these individuals for such services. We intend to use the services of Innisfree M&A Incorporated, a proxy solicitation firm, in connection with the solicitation of proxies. We will pay Innisfree a fee of $15,000 for these services and will reimburse their out-of-pocket expenses.

Availability of Proxy Statement and Annual Report on Form 10-K

Our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended November 30, 2011 are available on our website at http://www.tibco.com under “Proxy Information.” We have provided herewith, to each stockholder of record as of February 27, 2012, a copy of our Consolidated Financial Statements and related information included with our Annual Report on Form 10-K for fiscal year 2011. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal year 2011, including the Consolidated Financial Statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: TIBCO Software Inc., 3303 Hillview Avenue, Palo Alto, California 94304, Attention: Investor Relations.

BOARD OF DIRECTORS

General

The Board of Directors oversees and provides policy guidance on the business and affairs of TIBCO. Our Board of Directors is currently comprised of six members.

The Board of Directors held a total of 11 meetings during fiscal year 2011. During fiscal year 2011, each of our directors attended at least 75 percent of the aggregate of: (i) the total number of meetings of the Board of Directors; and (ii) the total number of meetings held by all committees on which he or she served.

Although we do not have a formal policy regarding attendance by members of the Board of Directors at annual meetings, we encourage directors to attend and historically most have done so. All of our directors attended the 2011 Annual Meeting.

Director Independence

Our Board of Directors has determined that each of our directors, other than Mr. Ranadivé, is “independent” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the criteria established by The NASDAQ Stock Market. The independent members of the Board of Directors hold executive sessions at every regularly scheduled meeting of the Board. During fiscal year 2011, the independent directors held four executive sessions.

Board Leadership Structure and Presiding Director

We do not have a fixed policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. We believe this is based on our best interests and the best interests of our stockholders under the circumstances existing at the time. Currently, Mr. Ranadivé serves as both our Chief Executive Officer and our Chairman of the Board. Our Board of Directors believes that the current Board leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing both the Board of Directors and management to benefit from Mr. Ranadivé’s crucial leadership and experience in our business and industry. Serving as both our Chairman of the Board and Chief Executive Officer since our inception in 1997, Mr. Ranadivé has been the director most capable of effectively identifying strategic priorities, leading critical discussions and executing our strategy and business plans. Mr. Ranadivé possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing us and our industry. This involvement in the day-to-day operations of the Company allows Mr. Ranadivé to be in a position to elevate the most critical business issues for consideration by the independent directors of the Board. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of TIBCO, while our Chief Executive Officer brings company-specific experience and expertise. Our Board of Directors believes that Mr. Ranadivé’s combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees and customers.

The independent members of our Board of Directors elect a Presiding Director every three years who serves as chair of the executive sessions of the independent directors. Peter J. Job currently serves as the Presiding Director. Mr. Job was first elected as the Presiding Director in fiscal year 2007 and was reelected in fiscal year 2010. Among other things, our Presiding Director serves as a liaison between the Chairman of the Board of Directors and Chief Executive Officer and our independent directors, and ensures that he or she is available for consultation and direct communication if requested by major stockholders. A description of the duties and responsibilities of the Presiding Director is available on our website at http://www.tibco.com under “Corporate Governance.”

Board of Director’s Role in Risk Oversight

Our Board of Directors has responsibility for overseeing risk management for the Company. Our Board of Directors exercises this oversight responsibility directly and through its committees. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. Our management team is responsible for balancing risk against our strategic goals. The involvement of the full Board of Directors in approving our business strategy and the evaluation of risks associated therewith is a key part of our risk assessment process.

Our management team conducts an annual risk assessment, the results of which are reviewed with the full Board of Directors. The centerpiece of the assessment is a discussion of our key risks, which includes the potential magnitude of each risk, likelihood of each risk and the speed with which the risk could impact us. As part of the process of analyzing each risk, management identifies the senior executive responsible for managing the risk, the risk’s potential impact and management’s initiatives to manage the risk.

The committees of our Board of Directors assist with its oversight responsibilities in certain areas of risk. The Audit Committee is primarily responsible for overseeing financial and enterprise risk exposures, including internal controls, and discusses our policies with management and our independent auditor with respect to risk assessment and risk management. The Audit Committee also assists our Board of Directors in fulfilling its duties and oversight responsibilities relating to our compliance with applicable laws and regulations and with conflict of interest issues that may arise. The Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee considers risks related to corporate governance, including evaluating and considering evolving corporate governance best practices; and director and management succession planning.

Corporate Governance

We believe that sound corporate governance policies are essential to earning and retaining the trust of investors. We are committed to maintaining the highest standards of integrity. Our Board of Directors has adopted numerous policies in furtherance of our corporate governance goals. These policies include a Code of Business Conduct and Ethics, a Code of Ethics for Chief Executive and Senior Financial Officers, Corporate Governance Guidelines and a Related Party Transaction Policy and Procedure. Please visit our website at http://www.tibco.com under “Corporate Governance” for additional information on our corporate governance practices.

Relationships Among Directors, Executive Officers and Director Nominees

There are no family relationships between any director, executive officer or director nominee.

Stockholder Communication with the Board

Stockholders may send communications to the Board of Directors by writing to them at TIBCO Software Inc., Board of Directors, Attention: General Counsel, 3303 Hillview Avenue, Palo Alto, California, 94304. All stockholder communications that are received by the General Counsel for the attention of the Board of Directors or any individual members thereof are forwarded to the Board of Directors or the individual addressees. Comments or complaints relating to accounting or auditing matters may be submitted on-line to the members of the Audit Committee through our website at http://www.tibco.com under “Corporate Governance.” All members of our Audit Committee have access to these communications.

Related Party Transactions Policy and Procedure

Our Board of Directors has adopted a Related Party Transaction Policy and Procedure regarding the review, approval and ratification of transactions involving certain persons that the regulations of the Securities and Exchange Commission (the “SEC”) require to be disclosed. Current SEC regulations define the related party transactions that require disclosure to include any financial transaction, arrangement or relationship involving an amount in excess of $120,000 in which TIBCO was or is to be a participant and in which a related person has, had or may have a direct or indirect material interest in such transaction, arrangement or relationship. For purposes of this policy, a related person is: (i) an executive officer, director or director nominee of TIBCO, (ii) a beneficial owner of more than five percent of our voting securities, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than five percent of our voting securities, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control. Under our Related Party Transaction Policy and Procedure, the Audit Committee must approve, disapprove or ratify any related party transactions.

We have determined that there were no related party transactions to disclose for fiscal year 2011.

Compensation Committee Interlocks and Insider Participation

The following directors served as members of our Compensation Committee during fiscal year 2011: Mr. Wood (Chairman), Mr. Job and Ms. Caldwell. During fiscal year 2011, none of our executive officers served on the board of directors or compensation committee of another entity one or more of whose executive officers served as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee at any time during fiscal year 2011, or at any other time, had any relationship with us that would be required to be disclosed as a related person transaction.

Board Committees

The Board of Directors has established various separately-designated standing committees to assist it with the performance of its responsibilities. The Board of Directors designates the members of these committees and the committee chairs annually, based on the recommendations of the Nominating and Governance Committee. The Board of Directors has adopted written charters for each of these committees which are available on our website at http://www.tibco.com under “Corporate Governance.” The chair of each committee develops the agenda for that committee and determines the frequency and length of committee meetings.

Our Board of Directors has established the following three committees: (1) Audit Committee, (2) Compensation Committee and (3) Nominating and Governance Committee. The following chart shows the membership and chairpersons of the committees of our Board of Directors and committee meeting attendance during fiscal year 2011.

	Audit		Compensation		Nominating & Governance
Number of Meetings Held in Fiscal Year 2011	6		15		3
Nanci E. Caldwell			15
Eric C.W. Dunn	6	*
Narendra K. Gupta	5				3
Peter J. Job			15		3	*
Philip K. Wood	6		15	*

*	Chairperson

Audit Committee

The Audit Committee oversees our audit activities. It is charged with providing oversight and monitoring the integrity of our financial statements; nominating to the Board of Directors an independent registered public accounting firm to audit our financial statements; and overseeing the activities, independence, qualifications and performance of our independent registered public accounting firm. The Audit Committee also assists the Board of Directors in overseeing our compliance with legal and regulatory requirements in connection with our financial reporting process. During fiscal year 2011, the Audit Committee consisted, and it currently consists, of Mr. Dunn, Mr. Wood and Dr. Gupta. The Audit Committee held six meetings during fiscal year 2011. The Board of Directors has determined that Mr. Dunn is an “audit committee financial expert” as defined under regulations promulgated by the SEC. Each member of the Audit Committee is an “independent director” under both the rules and regulations of the SEC and The NASDAQ Stock Market. Please see the sections entitled “Report of the Audit Committee” and “Proposal Four: Ratification of Appointment of Independent Auditors” for further matters related to the Audit Committee.

Compensation Committee

The Compensation Committee reviews and establishes the compensation for our executive officers and our non-employee directors for their services as members of the Board of Directors. The Compensation Committee also reviews our compensation and benefits practices generally and oversees our equity compensation plans. Each member of the Compensation Committee is an outside director under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”); and a non-employee director as such term is defined in the Exchange Act. During fiscal year 2011, the Compensation Committee consisted, and it currently consists, of Mr. Wood, Mr. Job and Ms. Caldwell. The Compensation Committee held 15 meetings during fiscal year 2011. Please see the sections entitled “Compensation Discussion and Analysis” and “Compensation Committee Report” for further matters related to the Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee reviews, evaluates and proposes candidates for election to our Board of Directors, and considers any nominees properly recommended by stockholders. The Nominating and Governance Committee also promotes the proper constitution of our Board of Directors in order to meet its fiduciary obligations to our stockholders, and oversees our establishment of and compliance with appropriate governance standards. During fiscal year 2011, the Nominating and Governance Committee consisted, and currently consists, of Mr. Job and Dr. Gupta. The Nominating and Governance Committee held three meetings during fiscal year 2011.

Director Nomination Process

Stockholder Nominations

Our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors. The Nominating and Governance Committee also reviews, evaluates and proposes prospective candidates for our Board of Directors and considers nominees properly recommended by stockholders. Stockholders wishing to submit nominations must provide timely written notice to our Corporate Secretary in accordance with the bylaws. Our bylaws specify the information with respect to each director nomination required to be included in the written notice that must be provided to our Corporate Secretary.

To be timely, a stockholder’s notice must be delivered to or mailed and received by the Corporate Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding annual meeting. However, in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within thirty days before or more than sixty days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. A copy of our bylaws is available on our website at http://www.tibco.com under “Corporate Governance.”

Director Qualifications and Diversity

Members of our Board of Directors must have broad experience and business acumen, a record of professional accomplishment in his or her field, and demonstrated honesty and integrity consistent with our values. In evaluating director nominees, the Nominating and Governance Committee considers a variety of factors, including, without limitation, the appropriate size of the Board of Directors, TIBCO’s needs with respect to the particular talents and experience of the directors, the nominee’s experience and understanding of the technology industry, the nominee’s availability to attend Board and committee meetings, familiarity with national and international business matters, experience with accounting rules and practices, and professional expertise and experience beneficial to the achievement of our strategic goals. The Nominating and Governance Committee may also consider such other factors as it may deem are in our best interests and the best interests of our stockholders. The Nominating and Governance Committee believes that it is appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by the rules of the SEC, and for a majority of the members of the Board to meet the definition of “independent director” under both the rules and regulations of the SEC and The NASDAQ Stock Market. While we do not maintain a formal policy requiring the consideration of diversity in identifying nominees for director, we believe the minimum criteria for selection of members to serve on our Board of Directors described in this paragraph ensures that the Nominating and Governance Committee selects director nominees taking into consideration that the Board will benefit from having directors that represent a diversity of experience and backgrounds. These attributes, along with the leadership skills and other experiences of our Board members described on pages 9 and 10 below, provide us with a diverse range of experience, perspectives and judgment necessary to guide our strategies and monitor their execution.

Identifying Nominees

The Nominating and Governance Committee identifies nominees by first identifying the desired skills and experience of a new nominee based on the qualifications discussed above. The Nominating and Governance Committee will solicit ideas for possible candidates from members of the Board, senior level executives, and individuals personally known to the members of the Board as well as those identified by third-party search firms. The Nominating and Governance Committee evaluates all possible candidates, including individuals recommended by stockholders, using the same criteria.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

There are six nominees for election to our Board of Directors this year. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or decline to serve as a director. Each director is elected annually to serve until the next annual meeting of stockholders or until a successor has been duly elected and qualified. During fiscal year 2011, the following individuals served on our Board of Directors: Mr. Ranadivé, Ms. Caldwell, Mr. Dunn, Dr. Gupta, Mr. Job and Mr. Wood.

Based on a review by the Board of Directors of all relevant information, the Board of Directors has determined that as of the date of this Proxy Statement each of the director nominees standing for election, except Mr. Ranadivé, is an “independent director” under the Exchange Act and the criteria established by The NASDAQ Stock Market.

The names of and certain information regarding the nominees are set forth below. In addition, for each person we have included information regarding the business or other experience, qualifications, attributes or skills considered in determining that each such person should serve as a director.

Vivek Y. Ranadivé, age 54, has served as our Chief Executive Officer and Chairman of the Board of Directors since our inception in 1997. Mr. Ranadivé founded Teknekron Software Systems, Inc., our predecessor company, in 1985.

As our founder and the Chief Executive Officer, Mr. Ranadivé provides significant institutional and industry knowledge and provides key insight and advice in the Board’s consideration and oversight of corporate strategy and management development. Mr. Ranadivé also provides the Board with a deep understanding of our products and technology, as well as perspective on corporate opportunities and industry trends.

Nanci E. Caldwell, age 53, has been one of our directors since June 2009. From April 2001 to December 2004, Ms. Caldwell was an executive at PeopleSoft, Inc., a software development company that was acquired in December 2004, serving as Senior Vice President and Chief Marketing Officer from April 2001 to January 2002, and as Executive Vice President and Chief Marketing Officer from January 2002 to December 2004. Prior to joining PeopleSoft, Inc. in 2001, Ms. Caldwell held various senior management positions at Hewlett-Packard Company, a provider of computing and imaging solutions and services. Ms. Caldwell serves on the Boards of Directors of Citrix Systems, Inc. and Deltek Systems, Inc. Ms. Caldwell also served as a member of the Board of Directors of Hyperion, Inc. from 2006 to 2007. Ms. Caldwell is a member of our Compensation Committee.

Ms. Caldwell’s extensive experience with technology and software companies, including in the area of sales and marketing, is a significant asset to the Board of Directors. Additionally, the Board benefits from Ms. Caldwell’s previous executive management experience and experience in international business. The Board also benefits from Ms. Caldwell’s experience as a public company director.

Eric C.W. Dunn, age 54, has been one of our directors since April 2004. Since March 2010, Mr. Dunn has served as a Senior Vice President at Intuit Inc., a public software company. From 2003 to 2010, Mr. Dunn was a General Partner at Cardinal Venture Capital, a venture capital firm. From 2000 to 2003, Mr. Dunn owned and operated Kingston Creek Ventures, a venture capital firm. From 1986 to 2000, Mr. Dunn served in a number of senior executive capacities at Intuit Inc., including Chief Financial Officer and Senior Vice President and Chief Technology Officer. Mr. Dunn is currently on the board of directors of SuccessFactors, Inc. Mr. Dunn also served as a member of the Board of Directors of Corillian Corporation from 2001 to 2007. Mr. Dunn is Chair of our Audit Committee.

As our Audit Committee financial expert and Chairman of the Audit Committee, Mr. Dunn provides a high level of expertise and prominent leadership experience in the areas of finance, accounting, audit oversight and risk analysis, including from his experience as the chief financial officer of a publicly-traded software company. Mr. Dunn also brings to the Board his investing experience through Cardinal Venture. The Board also benefits from Mr. Dunn’s experience as a public company director.

Narendra K. Gupta, age 63, has been one of our directors since April 2002. Dr. Gupta founded Nexus Venture Partners, a venture capital firm, in December 2006 and has served as its Managing Director since its founding. Dr. Gupta was founder, Chief Executive Officer and President of Integrated Systems Inc., a provider of products for embedded software development, from 1980 until 1994 and Chairman of its Board of Directors from 1994 until 2000, when Integrated Systems merged with Wind River Systems Inc. In addition, Dr. Gupta is on the board of directors of Red Hat, Inc. and several privately held companies. Dr. Gupta also served as a member of the Board of Directors of Wind River Systems Inc. from 2000 to 2009. Dr. Gupta is on the Board of Trustees of the California Institute of Technology. Dr. Gupta is a member of each of our Audit and Nominating and Governance Committees.

As a current and former executive and board member of a number of technology related public companies and as an investor in global companies, Dr. Gupta offers public company board experience as well as global business perspective to our Board of Directors. His extensive experience in the software industry provides us with significant industry knowledge and expertise.

Peter J. Job, age 70, has been one of our directors since June 2000. From 1963 through his retirement in 2001, Mr. Job was employed by Reuters, a news service and former financial market data provider, most recently as its Chief Executive Officer. Mr. Job served as a member of the Board of Directors of Schroders plc from 2000 to 2010 and of Royal Dutch Shell plc from 2005 to 2010. In addition, Mr. Job served on the supervisory board of Deutsche Bank AG from 2001 to 2011. Mr. Job is our Presiding Director, Chair of the Nominating and Governance Committee and a member of our Compensation Committee.

As a result of his tenure with TIBCO and his involvement with its predecessor company, Mr. Job has a strong institutional knowledge of our business and industry, which he is able to leverage in his capacity as our Presiding Director and Chairperson of our Nominating and Governance Committee. Mr. Job also provides significant experience from having led a large, multinational public company when he was Chief Executive Officer of Reuters, giving him executive management experience and extensive experience in strategic planning, risk analysis, corporate finance and governance. The Board also benefits from Mr. Job’s experience as a public company director of prominent international companies, which allows him to provide guidance on achieving success in different economic conditions, geographies and competitive landscapes.

Philip K. Wood, age 56, has been one of our directors since our inception in January 1997. From August 2004 to January 2006, Mr. Wood was Chief Executive Officer of D1 Oils plc, an alternative energy crop company. From September 1990 through May 2004, Mr. Wood held various positions at Reuters, including Managing Director of Business Development. Prior to joining Reuters, Mr. Wood was a partner at the accounting firm of Price Waterhouse, a predecessor to PricewaterhouseCoopers LLP. He is a fellow of the Institute of Chartered Accountants and a member of the Association of Corporate Treasurers. Mr. Wood is Chair of the Compensation Committee and a member of our Audit Committee.

Mr. Wood provides the Board with an array of institutional knowledge and historical perspective on our business. Having served on our Board since inception and on the Board of our predecessor company, Mr. Wood delivers significant insights to our management team and other directors, which allows him to provide benefits on our executive compensation structure in his position as Chairman of the Compensation Committee. With his extensive accounting and corporate finance experience, Mr. Wood also brings his expertise in audit oversight and risk analysis to the Audit Committee.

Director Compensation

Our Compensation Committee establishes our non-employee director compensation to provide the appropriate level of compensation for the work required for service on our Board and to align our directors’ interests with the long-term interest of our stockholders. Our non-employee director compensation program consists of a mix of cash and long-term equity incentive awards. Our compensation policy for non-employee directors is to target our total cash compensation for directors at the 50th percentile and to target long-term equity incentive awards at the 50th percentile of our peer group. Only non-employee directors are compensated for serving on our Board.

Our Compensation Committee reviews non-employee director compensation on an as-needed basis. Our Compensation Committee reviewed our current compensation program for our non-employee directors in fiscal year 2010.

In fiscal year 2011, our non-employee director compensation program consisted of:

•	An annual retainer of $30,000 for service on the Board of Directors;

•	$1,500 for each Board meeting attended; and

•	$1,000 for each committee meeting attended.

In fiscal year 2011, non-employee directors also received additional compensation for serving on committees or as a committee chairperson. Members (other than the chairpersons) of the Audit Committee, Compensation Committee and Nominating and Governance Committee were entitled to receive an additional annual retainer of $10,000, $7,500 and $2,500, respectively. The Chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee were entitled to receive an additional annual retainer of $20,000, $15,000 and $5,000, respectively. The Presiding Director of the Board of Directors was entitled to receive an additional annual retainer of $30,000. Because the chairperson of the Nominating and Governance Committee also serves as our Presiding Director, the Presiding Director did not receive an additional retainer for serving as the Chairman of the Nominating and Governance Committee. In fiscal year 2011, each of our directors continued to accept a voluntary reduction in the amount of compensation they received for their annual retainers for service on the Board of Directors and each committee of 5 percent from the levels set in our compensation program in order to contribute to our efforts to manage expenses.

In fiscal year 2011, our non-employee directors received a grant of 17,000 restricted stock units upon their reappointment at the annual meeting of stockholders. The restricted stock units vest in full on the earlier of (i) the first annual meeting of our stockholders that occurs after the vesting commencement date or (ii) the first anniversary of the vesting commencement date.

In the event that a new non-employee director joins our Board of Directors during fiscal year 2012, such director will receive upon appointment an initial grant of 35,000 restricted stock units subject to annual vesting over three years.

In addition, any non-employee director who, as a result of serving on the Board of Directors, is required to file an additional tax return outside of his primary place of residence may receive reimbursement of up to $5,000 per year for the cost for such tax preparation and associated filing fees.

Pursuant to our 2009 Deferred Compensation Plan, non-employee directors may elect to defer some or all of their annual retainer and meeting fees in the form of restricted stock units that will be converted into shares of our common stock at the end of the deferral period. During fiscal year 2011, Mr. Job participated in the deferral program.

Fiscal Year 2011 Director Compensation

The following table sets forth information concerning the compensation we paid to or was earned by each non-employee director during fiscal year 2011.

Name	Fees Earned or Paid in Cash		Stock Awards[1]	Option Awards[2]	All Other Compensation[3]	Total
Nanci E. Caldwell	$68,126		$494,530	—	—	$562,656

Eric C. W. Dunn	$70,000		$494,530	—	—	$564,530

Narendra K. Gupta	$63,376		$494,530	—	—	$557,906

Peter J. Job	$98,626	[4]	$494,530	—	—	$593,156

Philip K. Wood	$90,750		$494,530	—	$3,200	$588,480

1	Represents the grant date fair value for awards granted in fiscal year 2011 to each of the non-employee directors, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, excluding any estimates of future forfeitures. For a discussion of the assumptions used to calculate the value of stock awards, see Note 15 to our Consolidated Financial Statements in the Form 10-K for the year ended November 30, 2011, as filed with the SEC. In fiscal year 2011, each non-employee director who was elected at the 2011 Annual Meeting of Stockholders received an award of 17,000 restricted stock units with a deferral option. All non-employee directors elected to defer the settlement of their award to a date later than the vesting date of such restricted stock units. In addition, Mr. Job received three fully-vested restricted stock unit awards, the settlement of which he has elected to defer, totaling 4,298 shares of common stock in lieu of his director fees, the compensation related to this award is included under the Fees Earned or Paid in Cash column for Mr. Job and described in footnote 4 below. As of the end of fiscal year 2011, the directors had the following restricted stock unit awards outstanding: Ms. Caldwell: 17,000, Mr. Dunn: 57,000; Dr. Gupta: 57,000; Mr. Job: 72,379; and Mr. Wood: 37,000, which includes both unvested restricted stock unit awards and awards in which the settlement has been deferred.

2	As of the end of fiscal year 2011, the directors had the following stock option awards outstanding: Ms. Caldwell: 100,000; Mr. Dunn: 260,000; Dr. Gupta: 240,000; Mr. Job: 240,000; and Mr. Wood: 300,000.

3	All Other Compensation consists of the reimbursement of fees for the preparation of an additional tax return required by a taxing authority outside of the director’s place of primary residence.

4	All of these fees were forgone at the election of the director for which the director elected to receive deferred restricted stock units pursuant to our 2009 Deferred Compensation Plan and as described in footnote 1 above.

Director Stock Ownership Guidelines

Pursuant to our stock ownership guidelines, each non-employee director is required to hold at least 30,000 shares of TIBCO common stock by the later of February 2014 or five years from the date the person becomes a non-employee director. Additional detail regarding the terms of our stock ownership guidelines are provided in “Compensation Discussion and Analysis.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

PROPOSAL TWO:

APPROVAL OF AN AMENDMENT AND RESTATEMENT

TO OUR 2008 EQUITY INCENTIVE PLAN

Introduction

We are asking stockholders to approve an amendment and restatement of the 2008 Equity Incentive Plan (as amended, the “Plan”). The Plan includes two principal changes:

•	an increase in the number of shares of our common stock reserved for issuance under the Plan of 4,000,000 shares, and

•

providing that restricted stock, restricted stock units or other-stock based awards (collectively “Full Value Awards”) count against the Plan’s share reserve as 2.00 shares for every share covered by the Award as described below.

The Plan was originally adopted by the Board of Directors on February 27, 2008, and approved by our stockholders on April 17, 2008. On February 26, 2010, the Board of Directors approved an amendment and restatement of the Plan, which was approved by our stockholders on April 22, 2010 (the “2010 Amendment”). If stockholders approve the Plan at the annual meeting, the Plan as approved at the annual meeting will replace the version of the Plan that was approved by stockholders at the 2010 annual meeting. If stockholders do not approve the Plan at the annual meeting, we will continue to use the version of the Plan approved in 2010 (although the shares remaining available under the 2010 Amendment likely will be insufficient for our anticipated future needs).

After giving effect to the 2010 Amendment, a total of 24,000,000 shares of our common stock were authorized for issuance under the Plan. If stockholders approve the new amendment and restatement of the Plan (the “2012 Amendment”), the number of shares authorized for issuance under the Plan will be increased to a total of 28,000,000 shares (in other words, an increase of 4,000,000 shares). We believe that increasing the shares reserved for issuance under the Plan is necessary for us to continue to offer a competitive equity incentive program in the future because equity incentive plans, designed to align the interests of executives with those of stockholders, are a fundamental element of our remuneration policy, as set forth in the section below entitled “Compensation Discussion and Analysis.” If the stockholders to not approve the proposed share increase, we believe we will not be able to continue to offer competitive equity packages to retain our current employees and hire new employees in future years. This could significantly affect our plans for growth and adversely affect our ability to operate our business.

As of March 1, 2012, a total of 4,762,913 shares remain available for issuance under the Plan. As of the same date, 15,026,321 shares were subject to outstanding options and 9,283,891 shares were subject to outstanding Full Value Awards under the Plan and our 1996 Stock Option Plan, collectively (of which a total of 10,216,371 shares underlying stock options and Full Value Awards were outstanding under the 1996 Stock Option Plan).

We also recognize that depleting the Plan’s share reserve by granting Full Value Awards potentially makes the Plan more costly to our stockholders. Currently, each full value award granted on or after April 22, 2010 is counted against the Plan’s share reserve as 1.81 shares for each share subject to such Award. In order to address potential stockholder concerns, the 2012 Amendment, if approved by our stockholders, would increase this ratio such that Full Value Awards granted under the Plan will count against the Plan’s share reserve as 2.00 shares for each share subject to such Award. We believe that this provides for flexibility with respect to our ongoing long-term incentive program, while limiting the future dilution to our stockholders as a result of the granting of Full Value Awards.

Summary of the Plan

The following general description of material features of the Plan is qualified in its entirety by reference to the provisions of the Plan set forth in Exhibit A.

Background, Purpose and Eligibility Under the Plan

The Plan is intended to attract, motivate and retain our employees and the employees of our subsidiaries, consultants who provide significant services to us and our subsidiaries and our non-employee directors. The Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and other cash-based awards (each individually, an “Award”). Our employees and the employees of our subsidiaries, consultants who provide significant services to us and our subsidiaries, and non-employee directors are eligible to receive Awards under the Plan. As of November 30, 2011, we had approximately 2,965 employees, including 7 executive officers and 5 non-employee directors, and we had 576 consultants, who would be eligible to participate in the Plan. As a result, our executive officers and non-employee directors have an interest in this proposal because they are eligible to participate in the Plan.

The Plan is intended to permit us to choose to grant Awards that qualify as performance-based compensation under Section 162(m) of the Code.

Limits on Awards

The Plan places limits on the maximum amount of Awards that may be granted to any Plan participant in any fiscal year. Under the Plan, no participant may receive Awards of stock options and stock appreciation rights that cover in the aggregate more than two million (2,000,000) shares of common stock in any fiscal year. However, during the fiscal year in which a participant first becomes an employee of us or our subsidiaries, such employee may be granted stock options or stock appreciation rights covering up to a total of an additional two million (2,000,000) shares of common stock. Additionally, no Plan participant may receive Awards of restricted stock and/or restricted stock units that cover in the aggregate more than seven hundred thousand (700,000) shares of common stock in any fiscal year. However, during the fiscal year in which a participant first becomes an employee of us or our subsidiaries, such employee may be granted up to a total of an additional seven hundred thousand (700,000) shares of restricted stock and/or restricted stock units. The maximum value of the total payment pursuant to any other cash-based Award is ten million dollars ($10,000,000) in any fiscal year and the maximum number of shares that may be granted pursuant to any other stock-based Awards is 2,000,000 shares in any fiscal year.

Administration

The Compensation Committee administers the Plan. Subject to the terms of the Plan, the Compensation Committee has the sole discretion to select the employees, consultants and non-employee directors who will receive Awards, determine the terms and conditions of Awards (for example, the exercise price and vesting schedule), and interpret the provisions of the Plan and outstanding Awards. The Compensation Committee has the authority to adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by foreign nationals or employees, and adopt rules and guidelines for the administration, interpretation and application of the Plan. The Compensation Committee, however, may not implement an exchange program (such as a stock option repricing) without the approval of the holders of a majority of the shares that are present in person or by proxy and entitled to vote at any annual or special meeting of our stockholders. The Compensation Committee may delegate its authority and power under the Plan to one or more of our officers, subject to guidelines prescribed by the Compensation Committee, but only with respect to employees who are not subject to Section 16 of the Exchange Act (we refer to those employees who are subject to Section 16 of the Exchange Age as “Section 16 officers”) and not with respect to any Awards that are intended to qualify as performance-based compensation under Section 162(m) if such delegation would cause the Award to fail to so qualify. The

Compensation Committee may permit a participant to defer receipt of payment of cash or delivery of shares of common stock that otherwise would be due to him or her pursuant to an Award, subject to rules and procedures that the Compensation Committee determines. Further, the Compensation Committee or the Board of Directors may cancel, rescind, forfeit, suspend or otherwise limit or restrict an unexpired Award at any time held by a Section 16 officer if he or she engaged in Detrimental Activity (as defined in the Plan). Also, if a Section 16 officer engages in Detrimental Activity at any time prior to or during the six months after any exercise of, lapse of restriction under or delivery of shares under an Award, such exercise, lapse or delivery may be rescinded until the later of two years after such exercise, lapse or delivery or two years after such Detrimental Activity. All determinations and decisions made by the Compensation Committee, the Board of Directors and any delegate of the Compensation Committee pursuant to the provisions of the Plan will be final, conclusive and binding on all persons and given the maximum deference permitted by law.

Shares Reserved for Awards

The 2010 Amendment increased the number of shares reserved for issuance under the Plan to 24,000,000 shares. Subject to approval by our stockholders of the 2012 Amendment, the number of shares reserved for issuance under the Plan will be increased to 28,000,000 (an increase of 4,000,000 shares).

If stockholders approve the 2012 Amendment, shares subject to Full Value Awards and that are granted on or after the date of stockholder approval of the 2012 Amendment will count against the Plan’s share reserve as 2.00 shares for each share subject to such Award. Furthermore, if any shares subject to outstanding Full Value Awards (whether granted before or after the annual meeting) are forfeited or repurchased by us after the date of the annual meeting, the shares will return to the Plan’s share reserve at a rate of 2.00 times the number of shares forfeited or repurchased by us. If stockholders do not approve the 2012 Amendment, the Plan instead will continue to provide that Full Value Awards under the Plan will count against the Plan’s share reserve as 1.81 shares for each share subject to such Award.

To the extent any Award under the Plan or an award under the 1996 Plan or the Director Plan is cashed out or terminates or expires or is forfeited without payment being made in the form of common stock, the shares subject to such award that were not so paid will again be available for distribution under the Plan. Shares that are used by a participant to pay withholding taxes or as payment for the exercise price of an Award shall cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not be available for future distribution under the Plan. However, if unvested shares of restricted stock, restricted stock units, or other stock-based Awards are repurchased by or forfeited to us, those shares will become available for future grant under the Plan. If an Award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available under the Plan.

In the event that any dividend or other distribution (whether in the form of cash, shares of common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of our common stock or other of our securities, or other change in our corporate structure affecting the common stock such that an adjustment is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Compensation Committee shall adjust the number and class of shares available for issuance under the Plan, the number, class and price of shares (or other property or cash) subject to outstanding Awards and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

Performance-Based Awards

Awards of restricted stock, restricted stock units, and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Code Section 162(m) and may provide for a targeted level or levels of achievement including: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) intellectual property (e.g., patents); (xviii) product development; (xix) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xx) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xxi) any combination of, or a specified increase in, any of the foregoing. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). When applicable, the performance goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of us, a subsidiary or a division or strategic business unit of us, or may be applied to the performance of us relative to a market index, a group of other companies or a combination thereof, all as determined by the Compensation Committee. Each of the foregoing performance goals may be determined either in accordance with generally accepted accounting principles (“GAAP”) or on a non-GAAP basis and shall be subject to certification by the Compensation Committee; provided that, to the extent an Award is intended to satisfy the performance-based compensation exception to the limits of Section 162(m) of the Code and then to the extent consistent with such exception, the Compensation Committee shall have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting us or any of our subsidiaries or the financial statements of us or any of our subsidiaries, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Awards that are not intended to qualify under Section 162(m) and Awards that are issued to persons who are not “covered employees” within the meaning of Section 162(m) may take into account any other factors deemed appropriate by the Compensation Committee.

Restricted Stock

Shares of restricted common stock may also be granted under the Plan. The restricted stock will vest and become transferable upon the satisfaction of conditions set forth in the respective restricted stock award agreement. The Compensation Committee may set restrictions based on continued employment or service with us and our subsidiaries, the achievement of specific performance objectives (company-wide, departmental, or individual), applicable federal or state securities laws, or any other basis determined by the Compensation Committee. Except as specified in the restricted stock award agreement, the holder of a restricted stock Award will have all the rights of a holder of common stock on his or her restricted shares, including voting rights and the right to receive all dividends and other distributions paid with respect to the shares of restricted stock; provided, however, that dividends and distributions generally will be subject to the same vesting criteria as the shares of restricted stock upon which the dividend or distribution was paid.

Restricted Stock Units

Units representing the right to receive common stock, cash, or both (as determined by the Compensation Committee) may also be granted under the Plan. Restricted stock units will vest or become earned upon the satisfaction of conditions set forth in the award agreements. Restricted stock units may be forfeited if, for example, the recipient’s employment terminates before the Award vests. Except as specified in a restricted stock unit award agreement, the holder of a restricted stock unit Award will have none of the rights of a holder of common stock unless and until shares of common stock are actually delivered in satisfaction of such units.

Stock Options

The Plan permits the granting to eligible employees of incentive stock options (“ISOs”), which entitle employees to more favorable tax treatment, and granting of nonqualified stock options to eligible employees, consultants and non-employee directors. The exercise price for any stock option will not be less than the fair market value of common stock on the grant date. No stock option may be exercised more than seven years after the grant date unless the Compensation Committee provides that the estate of a Plan participant who dies prior to the expiration of his or her nonqualified stock options will have up to 12 months from the date of death to exercise such options. In the event that an ISO is granted to an employee who either alone or together with persons whose common stock ownership is attributable to the employee, on the date of grant owns more than ten percent of the total combined voting power of all classes of our stock, then (i) the exercise price for such ISO grant shall be not less than 110 percent of fair market value on the grant date and (ii) such ISO may not be exercised after the expiration of five years from the grant date. Unless otherwise determined by the Compensation Committee, stock options may be exercised by (a) payment in cash or its equivalent, (b) tendering previously acquired common stock to us having an aggregate fair market value equal to the total exercise price, or (c) by any other means that has been approved by the Compensation Committee.

Stock Appreciation Rights (“SARs”)

SARs may also be granted either singly or in combination with underlying stock options. SARs entitle the holder upon exercise to receive an amount in any combination of cash or shares of common stock (as determined by the Compensation Committee) equal in value to the excess of the fair market value of the shares covered by such right over the exercise price. The exercise price for SARs will not be less than the fair market value of common stock on the grant date. The same rules regarding the expiration of stock options also apply to SARs.

Other Stock-Based and Other Cash-Based Awards

The Plan also provides for other Awards that are determined by the Compensation Committee consistent with the purposes of the Plan. The terms and conditions of these Awards will be specified by the Compensation Committee consistent with the terms of the Plan. No payment under an Award intended to qualify as performance-based compensation under 162(m) of the Code will be made to a “covered employee” (within the meaning of Section 162(m) of the Code) prior to certification by the Compensation Committee that the performance goals applicable to the Award have been attained. The Compensation Committee may establish other rules applicable to other stock-based or cash-based Awards. Payments earned in respect of any cash-based Awards may be decreased or, with respect to any Award recipient who is not a covered employee, increased by the Compensation Committee based on such factors it deems appropriate.

Change in Control Provisions

The Plan provides that, in the event of a “Change of Control” (as defined in the Plan), the successor corporation may assume or provide a substitute award for each outstanding Award of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based and other cash-based Awards. In the event that successor corporation does not assume or provide substitute Awards of stock options, stock appreciation rights, restricted stock and restricted stock units as well as other stock-based Awards, the non-assumed Award shall be deemed fully earned and vested subject to any restrictions set forth in the applicable Award agreement. In the event that the successor corporation does not assume any outstanding other cash-based Awards, the applicable Award agreement may provide that a pro-rata portion of the other cash-based Awards shall be considered earned and payable based on the portion of the applicable performance period completed as of the date of the Change of Control and based on performance to date or target performance. In addition, the Plan provides that in the event that a successor company terminates the employment of an employee without cause within 24 months of a change of control, all equity awards outstanding under the Plan will be accelerated in full. The Compensation Committee, in its discretion, may determine that options and SARs will terminate within a specified number of days after providing notice to the Award holder and the Award holder will receive an amount equal to the excess of the per share fair market value of our common stock prior to the occurrence of such Change of Control over the per share exercise price of such Award. The Compensation Committee may determine such amount to be payable in cash, in one or more kinds of stock or property or in a combination of both.

Awards Granted to Certain Individuals and Groups

The number of Awards (if any) that an employee, consultant, or non-employee director may receive under the Plan is in the discretion of the Compensation Committee and therefore cannot be determined in advance. The following table sets forth the following information for our Named Executive Officers, our executive officers as a group, our non-employee directors as a group and our non-executive officer employees: (i) the aggregate number of shares of common stock subject to options granted under the existing Plan during fiscal year 2011, (ii) the aggregate number of shares of our common stock subject to restricted stock, restrict stock units and/or performance stock units granted under the Plan during fiscal year 2011 and (iii) the dollar value of such restricted stock, restricted stock units and/or performance stock units.

Name of Individual or Group	Number of Shares Subject to Stock Option Awards	Number of Shares of Subject to Full Value Awards[1]	Grant Date Fair Value[2]
Vivek Y. Ranadivé	250,000	200,000	$7,134,000
Murray D. Rode	75,000	50,000	$1,930,000
Sydney Carey	51,667	34,444	$1,329,549
Thomas Laffey	51,667	34,444	$1,329,549
Murat Sonmez	83,333	55,556	$2,144,451
All executive officers, as a group (7 persons)	615,001	443,332	$16,544,647
All directors who are not executive officers, as a group (5 persons)	0	85,000	$2,472,650
All employees who are not executive officers, as a group	1,595,536	1,285,796	$52,761,661

1	With respect to the portion of the executive officers’ grants that are performance-based restricted stock awards granted in January 2011, the number of shares is equal to the target number of shares that could be issued. In February 2012, the Compensation Committee determined that the maximum criteria with respect to such PRSUs had been met based on our fiscal year 2011 non-GAAP EPS, such that each of the executive officers earned performance-based restricted stock units equal to 150% of the target number of such restricted stock units.

2	Represents the grant date fair value for awards of restricted stock, performance-based restricted stock units and stock options granted in fiscal year 2011 and computed in accordance with FASB ASC Topic 718 at the target level, excluding any estimates of future forfeitures. For a discussion of the assumptions used to calculate the value of awards of restricted stock, the performance-based restricted stock units and the stock options, see Note 15 to our Consolidated Financial Statements in the Form 10-K for the year ended November 30, 2011, as filed with the SEC.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Restricted Stock

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock Award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Units

There are no immediate tax consequences of receiving an Award of restricted stock units. A participant who is awarded restricted stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Compensation Committee or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Nonqualified Stock Options

Options not designated or qualifying as incentive stock options will be nonqualified stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonqualified stock option or the sale of the stock acquired pursuant to such grant.

Incentive Stock Options

An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Other Stock-Based Awards/Incentive Awards

Any cash payments or the fair market value of any common stock or other property an employee receives in connection with other stock-based Awards, incentive Awards, or as unrestricted payments equivalent to dividends on unfunded Awards or on restricted stock generally are includable in income in the year received or made available to the employee without substantial limitations or restrictions. Generally, we will be entitled to deduct the amount the employee includes in income in the year of payment.

Deductibility of Awards

We generally will be entitled to a tax deduction in connection with an Award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). However, Section 162(m) of the Internal Revenue Code places a $1,000,000 annual limit on the compensation deductible by us paid to certain of our executives. This limit, however, does not apply to “performance-based compensation” as defined in Section 162 (m). The Plan design is intended to permit (but not require) the Compensation Committee to grant Awards that are intended to qualify as performance-based compensation under Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such Awards. Among other things, Section 162(m) requires that stockholders approve the Plan under which the “performance-based compensation” is paid. Furthermore, Section 162(m) generally requires that plans such as the Plan be reapproved by stockholders at least every five years. Accordingly, if stockholders approve the 2012 Amendment at the annual meeting, it will assist us in seeking a full tax deduction for certain Awards granted under the Plan.

Deferred Compensation

A participant who defers the payout of an Award or the delivery of proceeds payable upon an Award exercise will recognize ordinary income at the time of payout in the same amounts as described above. If the participant receives shares, any additional gain or loss recognized upon later disposition of the shares is capital gain or loss. Any deferrals made under the Plan, including Awards granted under the plan that are considered to be deferred compensation, must satisfy the requirements of Section 409A of the Code to avoid adverse tax consequences to participating employees. These requirements include limitations on election timing, acceleration of payments, and distributions. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20 percent federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states (such as California), have laws similar to Section 409A and as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges. We intend to structure any deferrals and Awards under the Plan to meet the applicable tax law requirements.

Other Tax Consequences

State tax consequences may in some cases differ from those described above. Awards under the Plan will in some instances be made to employees who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

Additional Equity Plan Information

As of March 1, 2012, there were 15,026,321 stock options outstanding with a weighted average exercise price of $10.34 and a weighted average remaining life of 3.11 years. We also have 9,283,891 shares of unvested restricted stock, restricted stock units and performance-based restricted stock units outstanding.

The following table sets forth the number of shares authorized for future issuance along with the equity dilution represented by the shares available for future awards as a percentage of the common shares outstanding on March 1, 2012:

	Total Shares Available	Equity Dilution: Percent of Basic Common Shares Outstanding
Shares available for future awards under the Plan	4,762,913	2.84%
Shares available for future awards under the 2009 Deferred Compensation Plan	984,621	0.59%
Requested additional shares pursuant to the 2012 Amendment	4,000,000	2.39%
Total shares available for future awards after approval of the 2012 Amendment	9,747,534	5.81%

The fully-diluted overhang, or the percentage of outstanding shares (plus shares that could be issued pursuant to the 2012 Amendment) represented by all stock incentives awarded and those available for future awards under all plans as of March 1, 2012, was 16.48% (calculated as (i) all shares issuable upon exercise of outstanding stock options and vesting of outstanding full value shares plus shares available for future award, divided by (ii) (a) basic common shares outstanding plus (b) shares in the numerator). For purposes of our overhang calculation, we exclude the shares available for issuance pursuant to our deferred compensation plan as those shares would be issued only upon deferral of cash compensation equal to the fair market value of the shares.

Carve-out

When employees hold “in-the-money” stock options for a long time it can artificially skew the overhang. Therefore, certain proxy advisory firms, including Institutional Shareholder Services, have started using a “carve-out” methodology for this calculation. A company may apply the carve-out methodology for purposes of determining the number of new shares that can be requested, if they have sustained positive stock performance and high equity overhang (attributable to in-the-money options outstanding in excess of six years), along with sound compensation practices.

TIBCO has:

•	demonstrated prolonged positive stock performance, for example, total shareholder return:

1-year: 39.5%, 3-year: 466.1%, 5-year: 194.3%, 10-year: 117.6%

•	pay-for-performance practices aligned with industry best practices; and

•	a significant portion of overhang attributed to a large population of employees who have held stock options due to their increasing value.

For these reasons, we believe the carve-out is applicable to TIBCO.

The following table sets forth additional information demonstrating the components of the overhang for stock options outstanding as of March 1, 2012, identifying, among other things, the number of options that have been outstanding for more than six years and in the money for at least 75% of the time since vesting:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
Substantially in-the-money options outstanding in excess of six years	6,248,024	$6.46	2.13
Other options outstanding in excess of six years	484,392	$9.01	2.18
All options outstanding less than six years	8,293,905	$13.35	3.90
Total	15,026,321	$10.34	3.11

“Substantially in-the-money options outstanding in excess of six years” is defined as options that have been “in-the-money” for not less than 75% of the trading days since vesting. Additional information regarding these options is as follows:

Grant Date	Number of Vested Options	Exercise Price	Remaining Contractual Life (Years)	% of Trading Days Vested Options in the Money
5/15/2002	8,000	$7.42	0.21	76.9%
7/15/2002	247,399	$5.99	0.37	91.4%
8/16/2002	2,306	$5.55	0.46	92.3%
12/4/2002	500,000	$6.29	0.76	89.9%
3/19/2003	706,024	$4.58	1.05	98.6%
4/15/2003	40,230	$4.41	1.12	98.9%
8/29/2003	2,000	$5.35	1.50	92.2%
9/15/2003	1,000	$5.54	1.54	90.5%
10/1/2003	2,600	$5.32	1.59	92.5%
12/1/2003	2,500	$6.22	1.75	87.8%
12/3/2003	919,389	$5.99	1.76	88.6%
12/15/2003	1,383	$6.02	1.79	88.5%
5/7/2004	1,680,154	$7.30	2.18	78.6%
6/24/2004	31,750	$7.76	2.32	75.5%
7/1/2004	4,708	$7.95	2.33	75.1%
7/15/2004	8,200	$7.36	2.37	78.1%
7/30/2004	21,400	$7.07	2.41	79.1%
8/13/2004	3,550	$5.78	2.45	86.9%
9/1/2004	1,600	$6.15	2.50	85.7%
9/15/2004	3,410	$7.00	2.54	78.5%
9/30/2004	4,727	$8.45	2.58	75.7%
3/1/2005	2,000	$8.90	3.00	82.0%
3/15/2005	31,616	$7.80	3.04	88.6%
4/1/2005	9,000	$7.61	3.08	90.2%
4/15/2005	5,700	$6.52	3.12	96.1%
4/21/2005	160,000	$7.05	3.14	93.5%
4/29/2005	1,000	$7.14	3.16	94.1%
5/13/2005	1,785,571	$6.63	3.20	96.9%
6/15/2005	1,000	$6.97	3.29	98.7%
7/15/2005	6,000	$7.18	3.37	100.0%
8/1/2005	1,900	$7.54	3.42	100.0%
8/15/2005	13,400	$7.25	3.46	100.0%
9/1/2005	6,600	$7.74	3.50	100.0%
9/15/2005	12,300	$8.12	3.54	100.0%
9/30/2005	1,100	$8.36	3.58	99.8%
10/14/2005	3,000	$8.06	3.62	100.0%
11/1/2005	3,000	$7.54	3.67	100.0%
11/15/2005	850	$7.91	3.71	100.0%
12/1/2005	150	$8.73	0.75	98.4%
12/15/2005	5,700	$7.33	0.79	100.0%
12/30/2005	1,000	$7.47	0.83	100.0%
1/10/2006	807	$11.70	3.86	81.0%
1/13/2006	3,500	$7.62	0.87	100.0%
2/15/2006	1,000	$8.24	0.96	100.0%

To illustrate the intrinsic value of the stock options detailed above during the period after vesting, the closing price of our common stock on the NASDAQ Global Select Market for each fiscal year-end, beginning with the first grant date above, was as follows:

Date	NASDAQ Closing Price
11/29/2002	$ 7.35
11/28/2003	$ 5.85
11/30/2004	$11.50
11/30/2005	$ 8.37
11/30/2006	$ 9.31
11/30/2007	$ 7.83
11/28/2008	$ 4.84
11/30/2009	$ 8.60
11/30/2010	$19.64
11/30/2011	$27.40

Other Information

The Compensation Committee of our Board of Directors approved the amendment and restatement of the Plan on March 7, 2012, subject to stockholder approval. The Plan shall remain in effect unless amended, terminated, or suspended by the Board of Directors. However, without further stockholder approval, no ISO may be granted under the Plan after February 26, 2020. The Board of Directors may amend the Plan at any time, provided that no such amendment will be made without stockholder approval if such approval is required under applicable law, regulation, or stock exchange rule, or if such amendment would: (i) decrease the grant or exercise price of any stock option, SAR or other stock-based Award to less than fair market value on the date of grant (except as discussed above under “Shares Reserved for Awards”) or (ii) increase the number of shares of common stock that may be distributed under the Plan.

Awards granted under the Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution or a qualified domestic relations order and shall be available only to a participant during the lifetime of the participant. Notwithstanding the foregoing, the Compensation Committee may permit a participant to transfer an Award by bona fide gift for no consideration in certain limited situations. Other terms and conditions of each Award will be set forth in award agreements, which can be amended by the Compensation Committee.

On March 1, 2012, the closing price on the NASDAQ Global Select Market of our common stock was $29.46 per share.

Required Vote

If a quorum exists at the 2012 Annual Meeting of Stockholders, the Plan will be approved if the votes cast in favor of the plan exceed the votes cast against.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT AND RESTATEMENT OF THE 2008 EQUITY INCENTIVE PLAN.

PROPOSAL THREE:

ADVISORY VOTE ON THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to approve, on an advisory basis, the compensation of our Named Executives Officer as disclosed in this proxy statement pursuant to Section 14A of the Securities Exchange Act. While this advisory vote is non-binding, our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to align the interest of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals. Our executive compensation program is designed to reward superior performance, to attract and retain our Named Executive Officers, and to base compensation on the specific requirements of each position. Under our compensation programs, our Named Executive Officers are rewarded for specific annual and long-term goals. Please read “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our Named Executive Officers and the financial metrics used in our compensation programs.

The compensation of our Named Executive Officers during fiscal year 2011 is consistent with our financial performance:

•	one year, two year and three year total stockholder return of 40 percent, 219 percent and 466 percent, respectively; and

•	annual revenue growth of 22 percent.

Our executive compensation program is designed to pay for performance. In fiscal year 2011, 84 percent of our Chief Executive Officer’s compensation was performance-based. The performance-based compensation received by our other Named Executive Officers averaged 69 percent of their total compensation.

In addition, a significant portion of our executive compensation program consists of long-term compensation subject to long-term vesting requirements. In fiscal year 2011, 86 percent of our Chief Executive Officer’s compensation was long-term while an average of 71 percent of our other Named Executive Officers’ compensation was long-term in nature.

The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We have programs that align the compensation of our executives with the interests of our stockholders and manage compensation risk including:

•	stock ownership guidelines;

•	an independent Compensation Committee;

•	the use by our Compensation Committee of an independent compensation consultant; and

•	compensation recoupment or clawback provisions in our executive compensation program, as described under “Compensation Discussion and Analysis—Executive Summary—Compensation Governance” below.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This proposal allows our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution:

“RESOLVED, that TIBCO’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in its Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, and the other related disclosure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of our accounting functions and internal controls and performing related functions as described above under “Board of Directors — Board Committees.” In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements contained in our Annual Report on Form 10-K for fiscal year 2011 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in such financial statements.

The Audit Committee is responsible for recommending to the Board of Directors that our consolidated financial statements be included in our Annual Report on Form 10-K. In that regard, the Audit Committee discussed with our independent auditors those matters the auditors communicated to and reviewed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. In addition, the Audit Committee has discussed with the independent auditors their independence from management and the Audit Committee and has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the audit committee concerning independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee also discussed with our independent auditors the matters set forth in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of our audited consolidated financial statements with generally accepted accounting principles, their judgments as to the quality of our accounting principles, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

The Audit Committee reviewed and discussed with management and our independent auditors the evaluation of TIBCO’s internal controls.

Finally, the Audit Committee reviewed and discussed with management and the independent auditors our audited consolidated balance sheets at November 30, 2011 and 2010 and our statements of operations, cash flows, stockholders’ equity, and comprehensive income for fiscal years 2011, 2010 and 2009. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2011 as filed with the SEC.

AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

Eric C.W. Dunn

Narendra K. Gupta

Philip K. Wood

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent specifically incorporated by reference therein.

PROPOSAL FOUR:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending November 30, 2012. PricewaterhouseCoopers LLP has been our independent auditors since we were established as a separate entity in January 1997. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting; will be given the opportunity to make a statement, if he or she desires; and will be available to respond to appropriate questions.

The Audit Committee has conditioned its appointment of PricewaterhouseCoopers LLP as our independent auditors upon the receipt of an affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted at the Annual Meeting. In the event that the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection.

Fees Paid to the Independent Auditors

The following table sets forth fees paid to PricewaterhouseCoopers LLP, our independent auditors, for fiscal years 2011 and 2010.

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees	$2,451,000	$2,466,000
Audit-Related Fees	299,000	393,000
Tax Fees	1,543,000	1,305,000
All Other Fees	425,000	2,000

Total	$4,718,000	$4,166,000

Audit Fees consist of professional services rendered for the audit of our consolidated financial statements; the review of our interim consolidated financial statements included in quarterly reports; and services provided in connection with comfort letters, consents and statutory and regulatory filings.

Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence in connection with our acquisitions; other accounting consultations in connection with transactions; attest services that are not required by statute or regulation; and consultations concerning financial accounting and reporting standards.

Tax Fees consist of professional services rendered for tax advice, planning and compliance (domestic and international). These services include the preparation and review of income tax returns, VAT tax returns and international returns and assistance regarding transfer pricing; VAT matters; federal, state and international tax compliance; acquisitions; and international tax planning.

All Other Fees consist of permissible professional consulting services rendered unrelated to the performance of the audit or review of our consolidated financial statements, and a subscription for a proprietary reference library.

Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Auditors

The Audit Committee adopted a policy that mandates that all audit and non-audit services provided by the independent auditors be approved by the Audit Committee in advance. These services may include audit services, audit-related services, tax services and all other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members when expedited services are necessary. During fiscal year 2011, all services were pre-approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of March 1, 2012, of:

•	each person or entity who we know to beneficially own five percent or more of the outstanding shares of our common stock;

•	each director and nominee for the Board;

•	our Chief Executive Officer, our Chief Financial Officer and each executive officer named in the Summary Compensation Table below; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2012, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o TIBCO Software Inc., 3303 Hillview Avenue, Palo Alto, California 94304. The percentages in the table below are based on 167,644,796 shares of our common stock outstanding as of March 1, 2012. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.

Name	Shares of Common Stock Owned Directly or Indirectly[1]	Shares Underlying Options Exercisable[2]	Total Shares Beneficially Owned	Percentage Ownership[3]
Five Percent Stockholders:
Blackrock, Inc.[4]	12,187,769	—	12,187,769	7.27%
T. Rowe Price Associates, Inc.[5]	11,639,880	—	11,639,880	6.94%
Directors and Executive Officers:
Vivek Y. Ranadivé[6]	7,442,132	8,313,663	15,755,795	8.95%
Nanci E. Caldwell[7]	28,200	33,334	61,534	*
Eric C.W. Dunn[8]	60,000	260,000	320,000	*
Narendra K. Gupta[9]	65,063	240,000	305,063	*
Peter J. Job[10]	103,487	240,000	343,487	*
Philip K. Wood[11]	20,000	300,000	320,000	*
Sydney Carey[12]	80,484	118,823	224,307	*
Thomas Laffey[13]	97,926	34,656	137,582	*
Murray D. Rode[14]	168,076	325,781	523,857	*
Murat Sonmez[15]	104,005	18,344	152,349	*
All current directors and executive officers as a group (twelve persons)[16]	8,304,922	10,022,946	18,462,868	10.39%

*	Less than one percent of our outstanding shares of common stock.

1

Excludes shares that may be acquired through the exercise of outstanding stock options. For directors and executive officers, this column includes, where applicable, vested restricted stock units issued under our 2008 Equity Incentive Plan and our TIBCO Software Inc. 2009 Deferred Compensation Plan, and any restricted stock units under such plans that vest within 60 days of March 1, 2012. Some of these restricted stock units may have been deferred under each plan and will be distributed to the directors and executive officers in accordance with each plan and such director or executive officer’s election under such plan.

2	The SEC deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. The shares indicated represent shares underlying stock options exercisable within 60 days of March 1, 2012.

3	For purposes of calculating the Percentage Ownership, shares that the person or entity had a right to acquire within 60 days of March 1, 2012 are deemed to be outstanding when calculating the Percentage Ownership of such person or entity, but are not deemed to be outstanding for the purpose of calculating the Percentage Ownership of any other person or entity.

4

Based on a Schedule 13G filed with the SEC on February 10, 2012 by Blackrock, Inc. (“Blackrock”). Blackrock is the reported beneficial owner of all of the reported shares and has sole voting and dispositive power over all such shares. Blackrock’s address is 40 East 52nd Street, New York, NY 10022.

5	Based on a Schedule 13G filed with the SEC on February 10, 2012 by T. Rowe Price Associates, Inc. (“T. Rowe Price”). T. Rowe Price’s address is 100 E. Pratt Street, Baltimore, MD 21202.

6	Includes 175,000 shares of restricted stock and 2,350,000 shares owned by various trusts for the benefit of Mr. Ranadivé’s children and descendants. Mr. Ranadivé is a co-trustee of the trusts and disclaims beneficial ownership of all shares held by the trusts.

7	Includes 17,000 shares related to restricted stock units for which Ms. Caldwell has deferred receipt until her service end date with us.

8	Includes 57,000 shares related to restricted stock units for which Mr. Dunn has deferred receipt until (i) March 2014 with respect to 20,000 shares, (ii) his service end date with us with respect to 20,000 shares and (iii) January 2015 with respect to 17,000 shares.

9	Includes 8,063 shares owned by a trust for the benefit of Dr. Gupta and his spouse. Includes 57,000 shares related to restricted stock units for which Dr. Gupta has deferred receipt until his service end date with us.

10	Does not include 74,108 shares related to restricted stock units for which Mr. Job has deferred receipt until (i) April 2012 with respect to 52,404 shares, (ii) April 2013 with respect to 21,157 shares and (iii) April 2014 with respect to 547 shares as, under the tax rules of the United Kingdom, Mr. Job will not have voting rights on such shares until the deferral date is reached.

11	Does not include 37,000 shares related to restricted stock units for which Mr. Wood has deferred receipt until (i) April 2014 with respect to 20,000 share and (ii) April 2015 with respect to 17,000 shares as, under the tax rules of the United Kingdom, Mr. Wood will not have voting rights on such shares until the deferral date is reached.

12	Includes 30,103 shares of restricted stock. Includes 37,500 shares related to restricted stock units for which Ms. Carey has deferred receipt until March 2013.

13	Includes 36,353 shares of restricted stock. Includes 45,000 shares related to restricted stock units for which Mr. Laffey has deferred receipt until February 2014.

14	Includes 48,437 shares of restricted stock. Includes 2,999 shares of common stock owned by Mr. Rode’s spouse and 116,640 shares owned by a trust for the benefit of Mr. Rode and his family. Mr. Rode is a co-trustee of the trust.

15	Includes 50,520 shares of restricted stock.

16	Includes 406,869 shares of restricted stock. Includes 254,750 shares related to restricted stock units for which Ms. Carey, Mr. Hughes, Mr. Laffey, Ms. Caldwell, Mr. Dunn and Dr. Gupta, collectively, have deferred receipt.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes and analyzes the compensation objectives, policies and practices in fiscal year 2011 for our Chief Executive Officer, Chief Financial Officer and the three other executive officers who were the most highly compensated in fiscal year 2011 (collectively, the “Named Executive Officers”). Our Named Executive Officers for fiscal year 2011 are Vivek Ranadivé, Chairman and Chief Executive Officer; Murray Rode, Chief Operating Officer; Sydney Carey, Chief Financial Officer; Murat Sonmez, EVP, Global Field Operations; and Thomas Laffey, EVP, Products & Technology.

Executive Summary

Our compensation programs are designed to align the interests of our executives with those of our stockholders. The Compensation Committee has designed our executive compensation program to reward performance that meets or exceeds established financial goals that, if achieved, would result in increased stockholder value. In line with our pay-for-performance compensation philosophy, the total compensation received by our executives varies based on individual and corporate performance measured against annual and long-term goals. Our Named Executive Officers’ compensation package consists of base salary, annual cash incentive awards and long-term equity incentive awards. We believe that the mix of compensation afforded to our executives combines competitive levels of compensation and rewards for superior performance and aligns relative compensation with the achievement of essential corporate goals that include revenue growth, operating profitability and increased stockholder value.

Fiscal Year 2011 Financial Performance

We delivered strong financial results in fiscal year 2011:

	Fiscal Year 2011	Fiscal Year 2010
Total Revenue (in millions)	$920.2	$754.0
EICP Revenue Growth Target	10.0%	9.8%
Actual Revenue Growth	22.0%	21.3%
Non-GAAP Operating Profits Before Tax (“OPBT”)	27.0%	25.2%
EICP Non-GAAP OPBT Target	25.0%	23.3%
Non-GAAP Earnings Per Share	$1.01	$0.76

For the fiscal year ended November 30, 2011, we recorded total revenue of $920.2 million, an increase of 22.0 percent over fiscal year 2010. Net income was $112.6 million in fiscal year 2011 compared to $78.5 million in fiscal year 2010, an increase of 43.4 percent over the previous year. On a non-GAAP basis, net income was $175.3 million or $1.01 per diluted share for fiscal year 2011, compared to $129.8 million or $0.76 per diluted share in the previous year. In addition, our total stockholder return over the past one, two and three years (measured as of November 30, 2011) was 40 percent, 219 percent and 466 percent, respectively. “Non-GAAP Operating Profits Before Tax” is derived as the percentage change in our non-GAAP net income. “Non-GAAP net income” means our net income, excluding (i) amortization of intangible assets, (ii) stock-based compensation, (iii) acquisition related and other costs, (iv) restructuring costs, and (v) the income tax effects of the preceding adjustments.

Our fiscal year 2011 financial results were a key factor in the compensation decisions and outcomes for the fiscal year. Based on our fiscal year 2011 results, we were at the 72nd percentile of our peer group for revenue growth, the 70th percentile for non-GAAP earnings per share growth, the 78th percentile for 1 year stock performance and the highest of our peer group for 3 year stock performance.

The compensation package for our Named Executive Officers in fiscal year 2011 was comprised substantially of performance-based compensation, consistent with our pay-for-performance philosophy. The three primary components of our executive compensation program are base salary, annual cash incentive awards and long-term equity awards.

Fiscal Year 2011 Executive Compensation

Pay for Performance

Our fiscal year 2011 compensation program reflects our pay-for-performance philosophy. We believe that structuring our compensation program to pay for performance aligns the interests of our executive officers with those of our stockholders. Our Chief Executive Officer’s compensation and our stock price growth over the past five years supports this belief as shown in the chart below.

Chief Executive Officer Pay-For-Performance

Our executive compensation package includes base salary, annual cash incentive awards and long-term equity awards. In fiscal year 2011, the Named Executive Officers received equity-based incentive awards in the form of performance-based stock awards, time-based restricted stock awards and stock options. We consider the annual cash incentive awards, the performance-based stock awards and the stock options to be “performance-based” because the value of these awards is dependent on the achievement of certain financial metrics or appreciation in the value of our stock.

For fiscal year 2011, 84 percent of our Chief Executive Officer’s compensation was performance-based and an average of 69 percent of our other Named Executive Officers’ compensation was performance-based. We included the grant date fair value of the performance-based stock and the stock options awarded during fiscal year 2011 as performance-based compensation.

Chief Executive Officer Performance-Based Compensation	Other Named Executive Officers Performance-Based Compensation

Long-Term Compensation

We believe that our executive compensation program should align the interests of our executives with those of our stockholders. In addition to linking pay with performance, we believe that providing long-term compensation to our Named Executive Officers is in our stockholders’ best interests. Accordingly, not only is our executive compensation program weighted towards performance-based compensation but we also emphasize long-term compensation.

For fiscal year 2011, 86 percent of our Chief Executive Officer’s compensation was long-term in nature while 71 percent of our other Named Executive Officers’ compensation was long-term. We consider equity compensation to be long-term compensation because it is subject to long-term vesting and the value of these awards is directly linked to the performance of our stock while salary and our annual cash incentive awards are short-term compensation. We included the grant date fair value of all equity awards made during fiscal year 2011 as long-term compensation, including the amount actually awarded pursuant to the performance-based restricted stock units for the fiscal year 2011 performance period.

Chief Executive Officer Long-Term Compensation	Other Named Executive Officers Long-Term Compensation

Base Salary

Due to the continued environment of economic uncertainty, we did not raise the base salaries of any of the Named Executive Officers between fiscal year 2009 and fiscal year 2011. Additionally, our Named Executive Officers agreed to reductions in their base salaries of five percent (15 percent, in the case of our Chief Executive Officer) in November 2008, and salaries have not been restored to prior levels.

Annual Cash Incentive Awards

Annual cash incentive awards for executives in fiscal year 2011 were determined pursuant to the 2011 Executive Incentive Compensation Plan (the “2011 EICP”). The performance goals in the 2011 EICP were revenue growth and non-GAAP operating profit targets. Pursuant to the 2011 EICP, the annual revenue growth target was 10 percent and the annual non-GAAP operating profit target was 25 percent. In addition, if TIBCO’s non-GAAP EPS for fiscal year 2011 failed to grow by at least 15 percent, the payouts pursuant to the 2011 EICP would be reduced by 20 percent. In fiscal year 2011, TIBCO’s actual revenue growth was 22 percent and the actual non-GAAP operating profit was 27 percent and non-GAAP EPS grew by 33 percent. Based on our financial results, the 2011 EICP resulted in cash incentive awards at 177 percent of target for the Named Executive Officers. The actual amounts paid to the Named Executive Officers pursuant to the 2011 EICP were reduced based on the recommendation of the CEO and those amounts were allotted to the general bonus pool for non-Section 16 officers.

Long-Term Equity Awards

In fiscal year 2011, we granted a combination of performance-based restricted stock units (“PRSU”), time-based restricted stock and stock options to our Named Executive Officers:

•

Performance-Based Restricted Stock Units.    The purpose of the PRSU is to align the interests of management with the long-term interest of stockholders by focusing management on growing our market value and non-GAAP earnings per share. The awards pursuant to the PRSU are the right to receive future grants of restricted stock units based on achievement of financial performance goals. Under the PRSU, the target number of restricted stock units would be earned if TIBCO achieved non-GAAP EPS of $0.874 for fiscal year 2011. The PRSU also allowed recipients to earn varying percentages of the target number of restricted stock units based on our non-GAAP EPS. Based on the PRSU, if TIBCO met the threshold non-GAAP EPS of $0.836, recipients would earn 50 percent of the target number of restricted stock units and if TIBCO achieved a non-GAAP EPS of $0.95 or higher, the recipients would receive the maximum of 150 percent of the target number. In fiscal year 2011, TIBCO achieved non-GAAP EPS of $1.01 and, as a result, the executive officers each received 150 percent of the target number of restricted stock units. The Compensation Committee believes that these goals are consistent with the objective of enhancing stockholder value.

•

Restricted Stock.    In an effort to balance the risk associated with the grants awarded under the PRSU, the Compensation Committee awarded the executives a portion of their total equity package in the form of restricted stock. The restricted stock is subject to time-based vesting and provides on-going retention value even in the event that the performance targets set in the PRSU are not achieved. Based on the target number of restricted stock units pursuant to the PRSU, the Named Executive Officers received an equal amount of PRSUs and time-based restricted stock while our CEO received three-quarters of his full-value equity awards in the form of PRSUs.

•

Stock Options.    The third component of the equity compensation package to our Named Executive Officers was stock options. The Compensation Committee included stock options as a means of aligning the long-term interests of our executives and stockholders. Since the value of stock options is directly tied to our stock price, we believe that they encourage the executives to focus on achievement of long-term goals that will increase stockholder value.

Compensation Governance

Our compensation program is based on our compensation governance framework and our pay-for-performance philosophy, including the following features:

•	The Compensation Committee is comprised solely of independent directors.

•

The Compensation Committee’s independent compensation consultant, Radford, an AON Consulting company (“Radford”), is retained directly by the Committee and performs no services directly for us other than to provide compensation surveys to our Human Resources department.

•	Stock ownership guidelines are designed to align the interests of our directors and executives with those of our stockholders.

•

The Compensation Committee conducts a review of compensation-related risk. In conducting its review, the Compensation Committee evaluated our executive compensation program and major broad-based compensation programs for all employees and concluded that it does not believe that our programs create risks that are reasonably likely to have a material adverse effect on TIBCO. When evaluating our executive compensation program, the Compensation Committee considers whether the program is based on the appropriate philosophy, benchmarked against the appropriate peer group and balanced between long and short-term performance targets, company and individual performance.

•

All equity awards and cash incentive awards are subject to claw-back provisions that allow the Compensation Committee to rescind awards and require our Section 16 officers to reimburse us for amounts earned if the officer was engaged in “Detrimental Activity.”

Executive Compensation Philosophy

TIBCO’s executive compensation programs are designed to reward achievement of specific corporate goals and align our executives’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals. The basis for our compensation program is to pay for performance, as discussed in further detail in this Compensation Discussion and Analysis.

Compensation Committee Responsibilities and Authority

Our Compensation Committee reviews and establishes the compensation for our Chief Executive Officer, Chief Financial Officer and the other Named Executive Officers, each of our Section 16 officers and, when appropriate, certain other employees. The Compensation Committee’s responsibilities also include, among other duties, the responsibility to:

•	review and approve the compensation and compensation policies for our executive officers;

•	review and approve all forms of compensation to be provided to our Section 16 officers;

•	review the compensation of non-employee directors and make recommendations to the Board of Directors for changes thereto;

•	review and make recommendations to the Board of Directors regarding other incentive compensation plans for the provision of compensation to other officers;

•	oversee the management of risks associated with our compensation policies and programs; and

•

review and discuss with management our disclosures to be included in each annual proxy statement and annual report on Form 10-K regarding executive compensation, including our disclosures under “Compensation Discussion and Analysis.”

The Compensation Committee has the authority to engage compensation consultants to provide advice in connection with the determination of executive and director compensation. In accordance with this authority, the Compensation Committee has engaged Radford as its compensation consultant since October 2006. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits.

Compensation Philosophy and Objectives

Our Compensation Committee believes that an effective compensation program should reward achievement of specific corporate goals and align our executives’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals. Our compensation programs are designed to motivate our executive officers to achieve or exceed corporate goals that enhance stockholder value and enable us to attract and retain key employees. Our executive compensation program is designed to reward superior performance and to achieve the following overall objectives:

•

Compensation Should Align the Interests of our Executives with our Stockholders.    Compensation should link the interests of management with those of stockholders by making a substantial portion of executive compensation depend upon our financial performance;

•

Compensation Should be Competitive.    Compensation levels should be sufficiently competitive to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive in the industry;

•	Compensation Should be Based on Performance. Compensation should reward corporate and individual results by recognizing performance through salary, annual cash incentives and long-term incentives; and

•	Compensation Should Reflect Responsibility and Accountability. Compensation should be based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully.

The cornerstone of our compensation program is to pay for performance. Our Compensation Committee sets performance targets for our executives. A substantial portion of the total compensation of our executives is performance-based, contingent on meeting annual and long-term corporate performance goals. Our Compensation Committee also believes that stock option grants and restricted stock awards to executives, combined with our stock ownership requirements, reflect our focus on pay-for-performance because the value of such awards is directly tied to the value of our stock, thereby providing award recipients with incentives to increase the value of our stock. We believe these equity awards are beneficial in aligning management and stockholder interests, and consequently increasing stockholder value.

In fiscal year 2011, the Compensation Committee changed the compensation philosophy for our executives to further increase the emphasis on performance-based and long-term compensation. As a result of this change, the target total cash compensation was reduced from the 75th to the 50th percentile of our peer group. In addition, a significant portion of the total cash compensation is performance-based. In conjunction with the reduction in target total cash compensation, we increased the target for our long-term equity compensation from the 50th to the 75th percentile of our peer group. We believe that shifting our compensation philosophy is appropriate because we have increased the proportion of performance-based equity which provides compensation only when performance targets have been met. The Compensation Committee sets performance objectives at levels designed to deliver corporate performance at the 75th percentile of our peer group. In addition, we believe that this increase in the target for long-term equity compensation is appropriate because our stock price performance has been the highest among our peer group for the past 3 years and as such it is appropriate to target equity compensation at this level as long as we continue to perform at this level against our peer group. Based on this change in our compensation philosophy, both the performance-based and the long-term compensation components of our executive compensation program have increased. As a result of our increased emphasis on performance-based compensation, the Compensation Committee may sometimes make equity grants to our executives containing long-term performance goals that it believes would result in performance far exceeding our peer group. It is possible for the target total compensation of our executives to be at the 90th percentile of our peer group in these extraordinary circumstances.

Roles of the Compensation Committee, the Chief Executive Officer and the Compensation Consultant

Our Compensation Committee reviews and approves the annual salary and annual cash incentive awards as well as all long-term equity incentive awards for each Section 16 officer consistent with the terms of any applicable employment arrangements; administers our equity plans; consults with management regarding compensation and benefits for our non-executive officers and other employees (as appropriate); and oversees our compensation and benefits plans, policies and programs generally. Our Compensation Committee establishes our compensation plans and specific compensation levels for our Chief Executive Officer and the other Section 16 officers.

Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to compensation for other executive officers, including the structure and terms of these executives’ annual cash incentives and long-term equity incentives. Our Chief Executive Officer considers factors such as tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another, when making recommendations regarding appropriate total compensation of our executives. Certain executives assist the Chief Executive Officer in structuring his proposals regarding the design of the annual cash incentives and long-term equity incentives; however, executives do not play any role in setting their own compensation. Our Chief Executive Officer either discusses his recommendations with the Chairman of the Compensation Committee or has management present them at Compensation Committee meetings. The compensation and benefits group within our Human Resources Department supports the Compensation Committee in the performance of its responsibilities. During fiscal year 2011, our Executive Vice President, General Counsel & Secretary regularly attended the Compensation Committee meetings to provide perspectives on the competitive landscape, the needs of the business and information about our financial performance. The Compensation Committee periodically meets in executive session without management to deliberate on executive compensation matters. The Compensation Committee considers, but is not bound to and does not always accept, the Chief Executive Officer’s recommendations regarding executive compensation. The Compensation Committee reviews all recommendations in light of our compensation philosophy and generally seeks input from Radford prior to making any final decisions.

Since October 2006, our Compensation Committee has engaged Radford as its outside compensation consultant to advise the Compensation Committee on all matters related to executive compensation. The Compensation Committee has adopted a Compensation Consultant Policy which sets forth guidelines designed to ensure the independence of the compensation consultant. Pursuant to this policy, management may work with Radford on matters for the Compensation Committee where such work is requested by the Compensation Committee. In addition, Radford may provide services to management so long as the Compensation Committee determines that, in its business judgment, such services do not interfere with the exercise of Radford’s independent judgment. Management reports to the Compensation Committee at least annually regarding all services and fees paid to Radford. Other than providing compensation surveys to the Company’s Human Resources department, Radford provides no services directly to TIBCO.

Radford is engaged directly by the Compensation Committee. Representatives of Radford attend Compensation Committee meetings, review meeting materials and provide advice to the Compensation Committee upon its request. For example, Radford provides data to the Compensation Committee on trends and issues in executive compensation, assists in determining the appropriate peer group against which to compare executive compensation, compares our executive compensation levels against our peer group and comments on the competitiveness and reasonableness of our executive compensation program. In addition, Radford assists the Compensation Committee in the development of our Executive Incentive Compensation Plan and other long-term incentive plans, including commenting on performance targets.

Peer Group Selection

One of the primary goals of our executive compensation program is to establish compensation practices and levels based on the practices of companies in our peer group. Our Compensation Committee, with Radford’s assistance, identified a peer group of public companies comprised of software, software and hardware, internet and software as a service or cloud based companies, to use in benchmarking our executive compensation. The Compensation Committee reviews the companies included in the peer group and our selection criteria annually and makes changes in connection with mergers and acquisitions and based on changes in the marketplace. For the purposes of setting executive compensation for fiscal year 2011, the Compensation Committee revised the market capitalization criteria of our peer group based on the increase in our market capitalization. In addition, the Compensation Committee removed one company (Sybase Inc.) from our peer group because it was acquired and is no longer a publicly-traded software company and removed one company (THQ Inc.) from our peer group because it no longer met the market capitalization components of our selection criteria.

The companies in the peer group we used to benchmark our executive compensation for fiscal year 2011 are publicly-traded companies with revenues generally between $400 million and $1.2 billion, market capitalizations generally between $1 billion and $6 billion and between 1,000 and 4,000 employees. We may include companies that do not fit these criteria if we believe that we are directly competing with such companies for executive talent. Our Compensation Committee believes it is important to benchmark compensation against our peer group because we directly compete with these companies to hire executive talent. When establishing the fiscal year 2011 executive compensation program, our Compensation Committee identified the following peer group:

Akamai Technologies, Inc.	Nuance Communications, Inc.	Red Hat, Inc.
Ariba, Inc.	Parametric Technology Corporation	salesforce.com
Fair Isaac Corporation	Pegasystems, Inc.	Solera Holdings, Inc.
Informatica Corporation	Progress Software Corporation	Synopsys Inc.
Lawson Software, Inc.	Quest Software Inc.	VeriSign, Inc
MicroStrategy Incorporated

The companies included in the peer group differ from those listed in the indices used to prepare our stock price performance graph, which can be found in our 2011 Annual Report to Stockholders. The Compensation Committee found that, based on input from management and Radford, the companies listed in the peer group more closely represent the labor markets in which we compete for executive talent. As of our most recent executive compensation review, we were at the 67th percentile of our peer group in terms of revenue and the 62nd percentile in terms of market capitalization.

For the purposes of setting executive compensation for fiscal year 2012, Lawson Software, Inc. will not be part of our peer group because it was acquired and is no longer a publicly-traded software company.

Stockholder Vote

At our 2011 Annual Meeting of Stockholders, our stockholders approved, in an advisory vote, the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related disclosures in our proxy statement. The proposal was approved by our stockholders with 82 percent of the votes cast voting “for” approval and 17 percent voting “against” approval. In light of the level of approval by our stockholders, the Compensation Committee did not make changes to our compensation policies or practices in response to the stockholder vote.

Components of Executive Compensation

The compensation program for our executive officers consists of the following:

•	Base salary

•	Annual cash incentive awards

•	Long-term equity incentive awards

•	Benefits

•	Cash bonuses or equity grants as retention tools

•	Severance and change in control protection

Base Salary

Base salary is determined by the executive’s performance, responsibilities, the salary range for comparable positions within our peer group and the executive’s individual qualifications and experience. Base salaries are reviewed annually and may be adjusted by our Compensation Committee in accordance with certain criteria which include individual performance; levels of responsibilities; individual competencies, skills and contributions; functions performed; peer group compensation levels for comparable positions; internal compensation equity issues; and our general financial performance. Our Chief Executive Officer proposes base salary amounts for the Compensation Committee’s consideration based on his evaluation of individual performance and expected future contributions; a review of survey data to ensure competitive compensation against the peer group; and a comparison of the base salaries of the executive officers who report directly to the Chief Executive Officer to ensure internal equity. The Compensation Committee retains the discretion to provide base salary increases in the event that an executive officer is appointed to a position of increased responsibility. The weight given each factor by the Compensation Committee may vary with each individual.

As discussed above, we believe that a significant portion of an executive’s compensation should be based on our performance. Accordingly, our policy is to target and pay base salary levels for executive officers at the 50th percentile of our peer group. Targeting the 50th percentile of our peer group for base salary allows us to allocate a larger portion of total compensation to variable performance-based compensation while still offering enough fixed pay to maintain a stable management team and attract competent executive talent.

Annual Cash Incentive Awards

Our annual cash incentive awards provide our employees, including our Named Executive Officers, the opportunity to obtain cash bonuses at the end of each fiscal year based upon the achievement of corporate and individual performance goals. It is our philosophy to place a large proportion of the executive’s total annual cash compensation at risk and directly dependent upon the achievement of pre-established corporate and individual performance goals. Consistent with our pay-for-performance philosophy, our Compensation Committee believes that annual cash incentive awards should potentially equal or exceed base salary when corporate performance exceeds projected performance of the infrastructure software market and our peer group.

Annual cash incentive awards to our Named Executive Officers are paid pursuant to our Executive Incentive Compensation Plan or “EICP.” The goal of the EICP is to pay higher than market average total compensation for excellent annual performance. We target total cash compensation levels (base salary and annual cash incentive awards) at the 50th percentile of our peer group when we meet our annual corporate performance goals. Although we target base salary at the 50th percentile of our peer group, actual base salaries for our Named Executive Officers were at the 25th percentile of our peer group in fiscal year 2011. In order to provide target total cash compensation at the 50th percentile, a significant portion of the total potential cash compensation for our Named Executive Officers was contingent on the achievement of the performance metrics set in the EICP, consistent with our pay-for-performance objectives. Cash incentive awards are based upon the achievement of the financial performance objectives set by our Compensation Committee. Under the EICP, the Compensation Committee has discretion to add to or reduce awards if it believes management has performed exceptionally compared to its peer group or if the Compensation Committee believes unanticipated factors assisted management in achieving financial objectives. Additionally, under the EICP the Compensation Committee retains discretion to award management a bonus of up to 20% of base salary. Our Compensation Committee believes such awards motivate our executive officers to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in the value of our stock. EICP awards are based on a pre-determined percentage of the executive’s base salary, dependent upon the achievement during the fiscal year of certain performance goals set by our Compensation Committee, and subject to the Compensation Committee’s discretion. The Compensation Committee typically establishes both revenue growth and operating income before taxes targets for the EICP. Because there are two separate tests for determining payouts to our executive officers under the EICP, it is often difficult for us to meet both targets. When the Compensation Committee reviewed our financial performance on these measures relative to our peer group, it found that most companies were able to meet one of the measures but that few companies were able to achieve results in both categories at or above the 50th percentile. Due to the difficulty of achieving two financial metrics simultaneously, during fiscal years 2004 through 2011, we have met both targets, and our EICP has paid at or above such target, in only four of the eight years.

Long-Term Equity Incentive Awards

Our equity compensation program typically consists of three components: equity awards upon commencement of employment with TIBCO, annual equity awards for continuing employees and performance-based equity awards. Equity awards made to new employees may be in the form of stock options, restricted stock or restricted stock units. In fiscal year 2012, we changed our practice to grant restricted stock or restricted stock units to new employees to further lower our dilution rate. Annual equity awards to our executive officers may be in the form of stock options, restricted stock, restricted stock units, or some combination. Performance-based equity awards may be granted as part of our annual equity program or may be granted with multi-year performance metrics to align our executives’ interests with our corporate goals. Long-term equity incentive awards are granted pursuant to our 2008 Equity Incentive Plan (the “Plan”). Long-term equity incentive awards to executive officers are based on job responsibilities and potential for individual contribution, with reference to the levels of total direct compensation (total cash compensation plus the value of long-term equity incentive awards) of executives at our peer companies. When it makes new grants, the Compensation Committee also considers the retention value of previous equity grants.

Our Compensation Committee believes that granting equity to management is beneficial in aligning management and stockholder interests by focusing executives on increasing stockholder value, which in turn increases the value of the awards. Our Compensation Committee adopted the use of restricted stock and restricted stock units in fiscal year 2006 to assist in achieving our long-term goal of lowering the average annual dilution rate against a backdrop of increasing headcount, while providing an equity vehicle that allows us to attract, motivate and retain the talent critical to achieving our corporate goals. As a result of our efforts to manage our dilution rate, we have been able to reduce our overhang, or the percentage of outstanding shares represented by all stock incentives awarded and those available for future awards under our equity plans, from 28.19 percent at the end of our 2009 fiscal year to 18.64 percent at the end of fiscal year 2011. Our overhang is calculated as all shares issuable upon exercise of outstanding stock options and vesting of all full value shares plus shares available for future awards divided by the number of common shares then outstanding. For purposes of our overhang calculation, we exclude the shares available for issuance pursuant to our deferred compensation plan as those shares would be issued only upon deferral of cash compensation equal to the fair market value of the shares.

Our stock options have a grant price of fair market value on the date of grant. Stock option awards to new employees typically vest over a four year period with 25 percent vesting on the first anniversary of the grant date and the remainder vesting monthly thereafter. Stock option awards to existing employees typically vest monthly over a four-year period. Awards of restricted stock and restricted stock units to new employees typically vest over a four year period with 50 percent vesting on the second anniversary of the grant date and the remainder vesting annually thereafter. Awards of restricted stock and restricted stock units to existing employees typically vest annually over four years at a rate of 25 percent per year.

Annual Equity Awards

Annual equity awards are based on guidelines that provide for awards commensurate with position levels and that reflect grant practices within our peer group. Equity awards to our executives typically include a combination of stock options, performance-based equity and restricted stock or restricted stock units. The stock option component is consistent with our pay-for-performance philosophy because the value of our stock options is directly related to increases in our stock price and the restricted stock component generally aligns the interests of our executives with stockholder interests. Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price. Stock options granted as part of annual equity awards after 2006 are generally exercisable in equal installments monthly over four years from the grant date and expire seven years from the grant date.

Because a financial gain from stock options is only possible after the price of TIBCO common stock has increased, the Compensation Committee believes option grants encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of TIBCO common stock, which benefits all TIBCO stockholders.

We target annual long-term equity incentive awards at the 75th percentile of our peer group, subject to adjustment. Consequently, individual employees may receive equity awards above or below approved guidelines. The principal factors the Compensation Committee considers in determining whether to adjust the amount of the long-term equity awards for our executive officers above or below the 75th percentile of our peer group are prior performance, contributions to TIBCO, level of responsibility, value of other compensation, the executive officer’s ability to influence our long-term growth and profitability, and the retention value of prior equity awards. The Plan does not provide any quantitative method for weighting these factors, and a decision to grant an equity award is primarily based upon the Compensation Committee’s evaluation of past as well as future anticipated performance.

Performance-Based Equity Awards

Performance-based equity awards may be granted by the Compensation Committee to reward achievement of specific goals. The Compensation Committee believes that the use of performance-based equity awards encourages participants to focus on achievement of specific objectives and can be a valuable component of executive compensation. For example, performance-based equity awards may have a multi-year performance period which can create long-term retention incentives and motivate executives to increase stockholder value over a longer period than annual compensation. In addition, the Compensation Committee may award performance-based equity to our executives as a component of their annual equity awards. The Compensation Committee grants performance-based equity consistent with its pay-for-performance philosophy.

Benefits

Executives are able to participate in broad-based employee benefit plans which are available to employees in the country where the executive resides. In the United States, where all of the Named Executive Officers reside, employee benefits include company matching in our 401(k) plan, medical and dental insurance, life insurance and our employee stock purchase plan. In addition, we maintain a deferred compensation plan (the “DCP”) that allows certain executives and our non-employee directors to defer certain cash compensation into restricted stock units in accordance with Section 409A of the Code. We do not make any matching contributions to participants in the DCP. The Compensation Committee adopted the DCP in conjunction with the adoption of Stock Ownership Guidelines as a mechanism to assist our executives and non-employee directors to meet their ownership guidelines.

Cash Bonuses or Equity Grants as a Retention Tool

Occasionally, our Compensation Committee grants cash or equity awards for the purpose of encouraging certain executives to remain with TIBCO. In situations where our Chief Executive Officer determines that this type of award is necessary or appropriate for the continued success of our long-term goals or overall retention, he discusses the rationale for the grant with our Executive Vice President, General Counsel to determine the appropriate form and size of the grant. The recommendation is discussed with the Compensation Committee’s compensation consultant who provides input in preparation for making the recommendation to the Compensation Committee as well as input directly to the Compensation Committee chairman. Retention bonuses and equity grants include vesting or claw-back provisions that are designed to encourage recipients to maintain their employment with us into the future. These provisions may differ from our standard vesting schedules.

Severance and Change in Control

We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining executive officers. Accordingly, we provide such protections for our executives under a Change in Control and Severance Plan (the “Change in Control Plan”) and for our Chief Executive Officer in his employment agreement. Our Compensation Committee evaluates the level of change in control benefits provided to our executives, and in general, we consider these protections an important part of an executive’s compensation and consistent with competitive practices.

As described in more detail below under the section entitled “Executive Compensation—Severance and Change in Control Arrangements,” our executives would be entitled under their agreement or the Change in Control Plan, as applicable, to severance benefits in the event of a termination of employment in connection with a change in control of TIBCO. We believe that the occurrence, or potential occurrence, of a change in control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions cause significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executives with enhanced severance benefits if their employment is terminated without cause or the executive resigns for good reason in connection with a change in control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by an acquiror without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. In addition, pursuant to current market practices, our Chief Executive Officer would be entitled under his agreement to additional severance benefits if terminated without cause or if he resigns for good reason other than in connection with a change in control.

Fiscal Year 2011 Executive Compensation

The compensation received by our Named Executive Officers in fiscal year 2011 consisted predominantly of performance-based, long-term compensation.

Fiscal Year 2011 Base Salary

On November 1, 2008, we initiated a base salary reduction for all U.S. employees in an effort to manage expenses during the current period of economic uncertainty. In connection with the reduction, our Chief Executive Officer’s base salary was reduced by 15 percent and the base salary of each of the other Named Executive Officers was reduced by five percent. At all times since then and during fiscal year 2011, we maintained all executive salaries at these reduced levels due to continuing economic uncertainty.

As a consequence of these reduced salaries, our Chief Executive Officer’s base salary is below the 25th percentile of our peer group and the base salaries of our other Named Executive Officers are at the 25th percentile of our peer group. We have maintained these below market salary levels despite our policy of targeting base salary levels at the 50th percentile of our peer group to actively manage our expenses during this period.

Fiscal Year 2011 Annual Cash Incentive Awards

Our 2011 EICP was designed to reward our executives for our achievement of specified levels of corporate financial performance and their individual performance during fiscal year 2011. The Compensation Committee set targets in line with our corporate goal of growing revenue while increasing operating profit margins in fiscal year 2011. Consequently, our 2011 EICP set two components as the bases for determining 2011 annual incentive awards. These components are the attainment of goals related to:

•	Revenue growth; and

•	Non-GAAP operating profit before tax.

The target established in the 2011 EICP for revenue growth was a 10 percent increase in gross revenue in fiscal year 2011 over fiscal year 2010 and 25 percent non-GAAP operating profit before tax. Non-GAAP operating profit before tax excludes gains and losses on equity investments, costs related to formal restructuring plans or acquisition activities, stock-based compensation related to employee equity awards, the amortization of acquired intangible assets and charges for acquired in-process research and development, and the income tax effects of the foregoing, as well as adjustments for the impact of changes in the valuation allowance recorded against TIBCO’s deferred tax assets. The Compensation Committee also set a threshold for performance under the 2011 EICP below which no bonuses would be paid. For the 2011 EICP, the threshold below which no bonuses would be paid was one of the following combinations: (a) increased revenue of 10 percent and non-GAAP operating profits before tax of 23 percent or (b) increased revenue of 5 percent and non-GAAP operating profits before tax of 25 percent. In addition, the Compensation Committee also set a maximum achievement level for both revenue growth and non-GAAP operating profit before tax. For the 2011 EICP, the maximum achievement level was one of the following combinations: (a) an increase in revenue of greater than 25 percent and non-GAAP operating profits before tax greater than 27 percent or (b) an increase in revenue of greater than 20 percent and non-GAAP operating profits before tax greater than 29 percent. Pursuant to the 2011 EICP, if TIBCO achieved both revenue growth and non-GAAP operating profits before tax levels above the maximum, the 2011 EICP provided that the Compensation Committee would have discretion to set the award amounts. In addition, if TIBCO’s non-GAAP EPS for fiscal year 2011 failed to grow by at least 15 percent, the payouts pursuant to the 2011 EICP would be reduced by 20 percent.

In establishing the financial targets for the 2011 EICP, the Compensation Committee reviewed an analysis of the relative revenue growth and operating income before taxes as a percent of revenue of our peer group and TIBCO’s financial plan for the 2011 fiscal year. The Compensation Committee conducted the review of our financial performance relative to our peer group to ensure that financial performance targets under the 2011 EICP were at levels that reward above market performance and were sufficiently difficult to achieve.

Each executive officer was assigned a target annual incentive award level, expressed as a percent of annual base salary. For fiscal year 2011, our Named Executive Officers (other than our Chief Executive Officer) were eligible for target awards equal to 80 percent of base salary if the target levels of corporate financial performance were achieved and awards equal to 144 percent of base salary if the maximum levels of corporate financial performance were achieved. Consequently, assuming that the financial targets for the 2011 EICP were met, approximately 44 percent of each Named Executive Officer’s (other than our Chief Executive Officer) total cash compensation was “at-risk” compensation contingent on the attainment of our goals. The Compensation Committee set these target annual incentive award levels at approximately the 75th percentile of our peer group. As a result, the total cash compensation levels for our Named Executive Officers (other than our Chief Executive Officer) were at approximately the 50th percentile of our peer group. Our Compensation Committee reduced the total cash compensation levels for fiscal year 2011 to the 50th percentile from the 75th percentile level when we achieve our annual corporate performance goals as part of our efforts to manage expenses and to increase the performance-based and long-term components of the executive officers’ compensation packages.

With respect to individual performance, the Compensation Committee believes that it is appropriate to reward individual performance that has benefited and/or promoted our business strategies. Under the terms of the 2011 EICP, the Compensation Committee could approve a discretionary incentive award of up to 20 percent of each executive officer’s base salary. This component of the 2011 EICP allows the Compensation Committee to take into account factors that may have affected the level of achievement where targets are not achieved or to consider a specific individual’s contribution during the year, and is not related to our Compensation Committee’s discretion in setting award amounts if we exceed the maximum level set forth in the EICP for both revenue growth and operating profits components. In addition, where achievement of multiple performance goals would otherwise be necessary for a minimum payout, the discretionary component allows the Compensation Committee to recognize and reward an individual’s continued efforts and strong performance through the end of the fiscal year notwithstanding the fact that achievement of one or more goals was not possible. The Compensation Committee believes that the discretionary components further the goals of our compensation program to reward individual performance and provide reasonable compensation that is competitive and provides retention value. In the absence of the discretionary components, the Compensation Committee would be confined to a purely quantitative approach, which could work against the goals of our compensation program by failing to reward strong individual performance.

In fiscal year 2011, we exceeded the 2011 EICP target. Our fiscal year 2011 financial results of an approximately 22 percent increase in revenue and 27 percent non-GAAP operating profits before tax placed the achievement at 177 percent of target pursuant to the 2011 EICP. The Compensation Committee reduced actual payments to the Named Executive Officers to levels slightly below achievement pursuant to the 2011 EICP. The Compensation Committee awarded the reduced amounts at the recommendation of our CEO so that TIBCO could increase the total bonus pool available for non-Section 16 officers.

The table below shows the amounts actually paid to each Named Executive Officer pursuant to the 2011 EICP and the threshold, target and maximum amounts payable upon achievement of the financial targets, excluding the discretionary component.

	Mr. Ranadivé	Mr. Rode	Ms. Carey	Mr. Laffey	Mr. Sonmez
Threshold Payment Under the 2011 EICP	$195,500	$110,656	$96,000	$101,171	$113,818
Target Payment Under the 2011 EICP	$488,750	$276,640	$240,000	$252,928	$284,544
Maximum Payment Under the 2011 EICP	$879,750	$497,952	$432,000	$455,270	$512,179
Computed Payment Under the 2011 EICP Based on Actual Results	$865,088	$489,653	$424,800	$447,683	$503,643
Actual Fiscal Year 2011 Annual Incentive Award Payment	$821,833	$425,000	$400,000	$400,000	$450,000

Fiscal Year 2011 Long-Term Equity Incentive Awards

In fiscal year 2011, our Named Executive Officers received annual equity awards in the forms of performance-based restricted stock units, time-based restricted stock units and stock options. To determine the size of the annual equity awards, the Compensation Committee, with the assistance of Radford, compared the long-term equity incentive compensation levels of our executives with similar positions within our peer group to determine the long-term equity incentive compensation amount for each executive. The Compensation Committee evaluated the total value delivered by the annual equity grant against the 75th percentile of the value of long-term incentive compensation of our peer group. In finalizing the amounts of the fiscal year 2011 annual equity awards, the Compensation Committee considered factors such as our Chief Executive Officer’s recommendations, the burn rate and expense of the executive grants, and the value of outstanding unvested equity awards then held by each executive, including the performance-based equity awards, and the degree to which those values are aligned with our retention goals.

Performance-Based Equity Awards

The Compensation Committee introduced the use of performance-based restricted stock units (“PRSUs”) as a portion of the executives’ annual equity awards in fiscal year 2011. In the past, annual equity awards typically consisted of a mix of stock options and time-based restricted stock or restricted stock units. In fiscal year 2011, the Compensation Committee awarded half of the value allocated to time-based restricted stock in the form of PRSUs in connection with the annual equity awards to our Named Executive Officers. The Compensation Committee believes that this change in the mix of components further enhances the pay-for-performance nature of our executive compensation program because the PRSUs are subject to performance conditions based on our fiscal year 2011 financial performance. Further, the Compensation Committee believes that granting a mix of equity to our executives provides the appropriate balance between performance, risk and retention.

The awards pursuant to the PRSU are the right to receive future grants of restricted stock units subject to achievement of performance-based objectives and in addition, time-based vesting subject to continued employment. Under the PRSU, the target number of restricted stock units would be earned if TIBCO achieved non-GAAP EPS (as defined below) of $0.874 for fiscal year 2011. The PRSU also allowed recipients to earn varying percentages of the target number of restricted stock units based on our non-GAAP EPS. Based on the PRSU, if TIBCO met the threshold non-GAAP EPS of $0.836, recipients would earn 50 percent of the target number of restricted stock units and if TIBCO achieved a non-GAAP EPS of $0.95 or higher, the recipients would receive the maximum of 150 percent of the target number. In fiscal year 2011, TIBCO achieved non-GAAP EPS of $1.01 and, as a result, the executive officers each received 150 percent of the target number of restricted stock units. The Compensation Committee believes that these goals are consistent with the objective of enhancing stockholder value.

For purposes of the PRSU, “Non-GAAP EPS” means our consolidated GAAP net income at the point of measurement adjusted for: (i) stock-based compensation expense; (ii) amortization and impairment of acquired intangible assets; (iii) acquisition related charges incurred after the issuance of a signed or definitive term sheet that include third party legal, banker, accounting, other advisory fees and severance costs for terminated employees of the acquired company for employees that are terminated within 90 days of the acquisition date for completed, in process or uncompleted transactions; (iv) fair value deferred revenue adjustments in accordance with business combination standards that are at least five (5) million dollars or greater from acquisitions (per acquisition); (v) non-cash expenses incurred in connection with the impairment or write-off of goodwill, in-process research and development or any other intangible assets; (vi) costs related to approved restructuring activities that are separately disclosed in the Company’s GAAP financial statements; (vii) litigation settlements and third party legal expenses associated with litigation settlements; (viii) gains and losses on equity investments; (ix) other non-recurring extraordinary items that are separately disclosed in our GAAP financial statements; (x) non cash interest income and expense; (xi) adjustments for changes in the valuation allowance recorded against our deferred tax assets in accordance with GAAP; and (xii) the income tax effects of the preceding adjustments; divided by diluted GAAP shares.

Time-Based Equity Awards

In fiscal year 2011, the Compensation Committee awarded a portion of the annual equity award to our executives in the form of time-based restricted stock. The Compensation Committee granted restricted stock to balance the risk associated with the PRSU. The restricted stock provides on-going retention value even in the event the performance metrics in the PRSU are not achieved. The restricted stock vests over four years, subject to continued employment. Based on the target number of restricted stock units pursuant to the PRSU, the Named Executive Officers received an equal amount of PRSUs and time-based restricted stock while our Chief Executive Officer received three-quarters of his full-value equity awards in the form of PRSUs.

Stock Options

The third component of the equity compensation package to our executive officers was stock options. The Compensation Committee included stock options as a means of aligning the long-term interests of our executives and stockholders. Since the value of stock options is directly tied to our stock price, we believe that they encourage the executives to focus on achievement of long-term goals that will increase stockholder value.

Fiscal Year 2011 Chief Executive Officer Compensation

Mr. Ranadivé has served as our Chief Executive Officer and Chairman of the Board since our inception in January 1997. The terms of Mr. Ranadivé’s employment are subject to an employment agreement. The terms of the employment agreement in effect for fiscal year 2011 provided for, among other things, annual compensation of: (i) $575,000 base salary for fiscal year 2008 subject to future adjustments based on our standard practices; and (ii) an annual target bonus of 100 percent of base salary; and (iii) for each of fiscal years 2008, 2009 and 2010, an option to purchase up to 1,000,000 shares of our common stock and up to 250,000 shares of restricted stock. Pursuant to the agreement, the Compensation Committee may also grant Mr. Ranadivé up to an additional 250,000 shares of restricted stock or options to purchase such number of shares as the Compensation Committee determines as a bonus or additional compensation in consideration of achieving heightened performance or other targets. The Compensation Committee may establish performance goals for the vesting of any stock option grants and restricted stock awards. Mr. Ranadivé’s employment agreement also contains severance and change in control provisions which are described in the section entitled “Executive Compensation—Severance and Change in Control Arrangements.”

In November 2008, our Chief Executive Officer agreed to reduce his base salary of $575,000 by 15 percent to $488,750 in connection with our efforts to manage expenses during the period of economic uncertainty. Mr. Ranadivé’s base salary has not been restored to the prior level and has remained unchanged during fiscal years 2009 through 2011. As a result, our Chief Executive Officer’s base salary is below the 25th percentile of our peer group. In fiscal year 2011, as part of our annual equity awards, Mr. Ranadivé received an award of 150,000 PRSU, 50,000 restricted stock units and stock options to purchase 250,000 shares.

The target set forth in the 2011 EICP for our Chief Executive Officer was at the 60th percentile of our peer group. Accordingly, our Chief Executive Officer’s target total cash compensation for fiscal year 2011 was below the 25th percentile of our peer group. In fiscal year 2011, we exceeded the 2011 EICP target and, as a result, awards made pursuant to the EICP were above the target level. Based on our financial results of approximately 22 percent revenue growth and 27 percent non-GAAP operating profits before tax, the 2011 EICP resulted in cash incentive awards at 177 percent of target for our Chief Executive Officer. The Compensation Committee reduced the actual payment to our Chief Executive Officer to 168 percent of target so TIBCO could increase the total bonus pool available for non-Section 16 officers.

Fiscal Year 2012 Executive Compensation Approach

Performance-Based Equity Incentive Awards

In fiscal year 2012, the Compensation Committee increased its use of performance-based equity awards and granted the executives’ annual equity awards in equal amounts of PRSUs (at achievement of target performance goals) and time-based awards in the form of restricted stock and restricted stock units. The performance goals set in the PRSUs are based on non-GAAP earnings per share growth and have performance targets for each of fiscal years 2012, 2013 and 2014. The Compensation Committee believes that setting performance goals over multiple years encourages the executive team to focus on sustained, long-term earnings growth, consistent with stockholder interests. Based on the PRSUs granted to the executives in fiscal year 2012, target awards would be earned if we are able to grow non-GAAP earnings per share at an annual average rate of 15 percent with the possibility of earning additional awards for achievement of non-GAAP earnings per share growth of up to 25 percent.

Compensation Policies and Practices

Equity Grant Practices

Our equity award policy sets forth the procedures for granting equity awards. Under our policy, all grants must be approved by the Compensation Committee or, in the case of grants to new employees not exceeding more than 50,000 stock options or 16,667 restricted stock or restricted stock units, by our Chief Executive Officer or, in his absence, our Chief Financial Officer or our General Counsel. Equity grants to new employees have a grant date of the 15th business day of the fiscal quarter following the new employee’s hire date. All other grants generally have a grant date of when the grant is approved by the Compensation Committee. The grant price is the closing price of our common stock on the grant date. We do not have a program, plan or practice of timing equity award grants in conjunction with the release of material non-public information. We strive to make equity awards (other than new hire grants) while our trading window is open. If an award is proposed while the trading window is closed, assuming other required approvals are in place, our General Counsel must review the circumstances of the grant prior to issuance.

Executive and Director Stock Ownership Guidelines

The Compensation Committee believes that it is important to align the financial interests of our senior leadership with those of our stockholders by requiring executives to make a direct investment in holding our shares. Accordingly, we adopted stock ownership guidelines for our Chief Executive Officer, our Executive Vice Presidents and our non-employee directors. The stock ownership guidelines are set as a number of shares and may be reevaluated and revised from time to time based on changes in our common stock or other factors. Individuals subject to the stock ownership guidelines will have until the later of February 2014 or five years from the date such person becomes subject to the guidelines to meet their ownership requirement.

The current stock ownership guidelines for our participants are as follows:

Position	Number of Shares Required to Own
Chief Executive Officer	1,000,000
Executive Vice President	50,000
Non-employee Director	30,000

Shares that count towards satisfaction of the stock ownership guidelines include:

•	Shares owned outright by the participant or his or her immediate family members residing in the same household;

•	Shares held in trust for the benefit of the participant or his or her family;

•	Restricted stock or restricted stock units where the restrictions have lapsed; and

•	Shares acquired upon stock option exercises.

Equity instruments that do not count towards satisfaction of the stock ownership guidelines include:

•	Unvested restricted stock;

•	Unvested restricted stock units; and

•	Unexercised stock options.

Stock Burn Rate

The Compensation Committee periodically reviews our gross and net burn rates, compared to our peer group and the broader industry as summarized by Radford. The Compensation Committee monitors our equity burn rate and takes into consideration our burn rate compared to peer companies and the broader industry averages when reviewing recommendations for the annual equity awards pool to be distributed to employees. The Compensation Committee endeavors to ensure that our net burn rate approximates the average rate within our peer group as well as the average rates within broader industry groups, and that the annual and the three-year average gross burn rates are within the recommended range of outside shareholder advisory groups. For purposes of determining the net stock burn rate, we determine the sum of all stock options plus restricted stock and restricted stock units granted during the course of the fiscal year, subtract the stock options, restricted stock and restricted stock units that are cancelled and returned, and divide the balance (the net stock options, restricted stock and restricted stock units issued) by the shares outstanding at the end of the year. The gross burn rate is determined by taking the sum of all stock options plus restricted stock and restricted stock units granted during the course of the year and dividing that amount by the shares outstanding at the end of the year. During fiscal year 2011, the net shares issued pursuant to our equity plans totaled 2,863,206, and the gross share issued totaled 3,754,519. There were approximately 166,281,565 shares outstanding at November 30, 2011, resulting in a net burn rate of 1.77 percent and a gross burn rate of 2.32 percent.

Tax Implications of Executive Compensation

Section 162(m) limits to $1 million the amount of annual compensation that we may deduct when paid to a Named Executive Officer who is a “covered employee” within the meaning of Section 162(m). The regulations allow us to deduct compensation over $1 million if it is performance-based provided certain requirements, such as stockholder approval, are satisfied. Our Plan was approved by our stockholders and stock options granted pursuant to the Plan can be excluded from the $1 million limit. Performance-based restricted stock units granted pursuant to the Plan can be excluded from the $1 million limit. Time-based restricted stock and restricted stock unit awards granted by us are not considered performance-based and, as such, would not be deductible to the extent that the value of such awards, upon vesting, when aggregated with other non-deductible compensation, exceeds $1 million.

The Compensation Committee considers the deductibility of compensation to its executives when reviewing and structuring compensation programs and attempts to maintain full deductibility to the extent consistent with our overall compensation goals. However, the Compensation Committee may make payments that are not fully deductible if it believes that such payments promote the best long-term interests of our stockholders.

Section 409A of the Code

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Section 409A applies to certain of our severance arrangements. Consequently, to assist in avoiding additional tax under Section 409A, we have amended the severance arrangements described below in a manner intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements. In addition, we adopted the DCP in February 2009. The DCP allows certain executives and our non-employee directors to defer certain cash compensation into restricted stock units in accordance with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the section entitled “Compensation Discussion and Analysis” of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Philip K. Wood

Peter J. Job

Nanci E. Caldwell

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent specifically incorporated by reference therein.

RISK ASSESSMENT OF COMPENSATION PLANS

The Compensation Committee reviewed our compensation programs, including executive compensation and major broad-based compensation programs for all employees. Based on our review, we have determined that our compensation programs do not, individually or in the aggregate, encourage executives or employees to undertake unnecessary or excessive risks that are reasonably likely to have a material adverse effect on us. As part of this review, the Compensation Committee engaged Radford to assist with the risk assessment of TIBCO’s executive compensation programs. Radford advised that our executive compensation programs are established using appropriate pay philosophy, peer group and market positioning to achieve our compensation objectives while mitigating risk. Radford also advised that our executive compensation programs are structured with an effective balance of cash and equity, use of multiple performance metrics, short and long-term focus, and guaranteed versus at-risk compensation. Further, policies such as our stock ownership guidelines and the clawback provision in our current equity incentive plan mitigate our compensation risks. Additionally, the Compensation Committee considered the assessment of our major compensation programs for our non-executives globally. Based on this assessment, the Compensation Committee concluded that our programs do not create risks that are reasonably likely to have a material adverse effect on us. In conducting this assessment, management reviewed our compensation programs for non-executives both internally and with Radford and concluded that these programs do not encourage excessive risk taking.

EXECUTIVE COMPENSATION

Summary Compensation Table

The narrative, table and footnotes below set forth information regarding the total compensation paid to our Chief Executive Officer, Chief Financial Officer and our other Named Executive Officers for fiscal years 2009, 2010 and 2011. The components of the compensation reported in the Summary Compensation Table are described below. For additional information on each component of the total compensation package, see “Compensation Discussion and Analysis.”

Salary

This column sets forth the total base salary earned by each of our Named Executive Officers for fiscal years 2009, 2010 and 2011.

Stock Awards

This column sets forth the aggregate grant date fair value of awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718, excluding any estimates of future forfeitures. The fair value of these grants is calculated using the closing price of our stock on the date of grant. In January 2011, the Compensation Committee granted both time-based restricted stock awards and performance-based restricted stock units, each of which vest over a four-year period, to the Named Executive Officers. In February 2010, the Compensation Committee granted awards of performance-based restricted stock units to the Named Executive Officers pursuant to the Plan and in accordance with the terms and conditions of our Long-Term Incentive Plan (the “LTIP”). The awards made pursuant to the LTIP are subject to the achievement of performance targets at the end of a three or four fiscal year period. In June 2010, the Compensation Committee granted annual refresh stock grants that vest over a four-year period. In addition, in February 2009, the Compensation Committee granted restricted stock awards to each of the Named Executive Officers for retention purposes. The February 2009 grants were in lieu of the full value award portion of the annual refresh stock grants and vest over a four-year period. In February 2012, the Compensation Committee determined that the maximum criteria with respect to the performance-based restricted stock units granted in January 2011 had been met based on our fiscal year 2011 non-GAAP EPS, such that each of the Named Executive Officers earned performance-based restricted stock units equal to 150% of the target number of such restricted stock units. The column set forth under Stock Awards reflects the full 150% of earned RSUs.

Additional information regarding the awards is set forth in the tables entitled “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End 2011.” For a discussion of the assumptions used to calculate the value of awards of restricted stock, restricted stock units and the LTIP awards, see Note 15 to our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended November 30, 2011.

Option Awards

This column sets forth the aggregate amount of compensation costs recognized in the respective fiscal year for option awards granted to each of our Named Executive Officers in the current or prior fiscal years, computed in accordance with FASB ASC Topic 718, excluding any estimates of future forfeitures. Additional information regarding the awards is set forth in the tables entitled “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End 2011.” For a discussion of the assumptions used to calculate the value of stock option awards, see Note 15 to our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended November 30, 2011.

Non-Equity Incentive Plan Compensation

This column sets forth the cash awards earned by each of our Named Executive Officers during the respective fiscal year under our EICP. These amounts are paid in the fiscal year after the fiscal year in which they are earned. For more information about these awards, see the table entitled “Grants of Plan-Based Awards.”

All Other Compensation

This column sets forth all other compensation received by each of our Named Executive Officers during the respective fiscal years not reported in the previous columns. Such amounts include company matching contributions to our 401(k) plan, life insurance and other perquisites.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary[1] ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation[2] ($)	All Other Compen- sation ($)		Total ($)
Vivek Y. Ranadivé Chief Executive Officer and Chairman of the Board	2011 2010 2009	553,366 488,750 488,750	— — —	4,204,000 7,311,000 852,129	[3]	2,930,000 — 2,255,955	821,833 875,000 488,750	19,943 8,920 19,342	[4]	8,529,142 8,863,670 4,104,926

Murray D. Rode Executive Vice President, Chief Operating Officer	2011 2010 2009	368,261 345,800 345,800	— — —	1,051,000 3,052,500 392,631	[3]	879,000 — 260,002	425,000 475,000 270,169	10,000 24,023 10,438	[5]	2,733,261 3,897,323 1,279,040

Sydney Carey Executive Vice President, Chief Financial Officer	2011 2010 2009	329,826 300,000 298,579	— — —	724,012 2,722,754 241,995	[3]	605,537 — 102,337	400,000 425,000 233,987	10,000 14,706 23,250	[6]	2,069,375 3,462,460 900,149

Thomas Laffey Executive Vice President, Products and Technology	2011 2010 2009	357,958 316,160 316,160	— — —	724,012 2,722,754 343,910	[3]	605,537 — 219,566	400,000 425,000 246,753	10,000 10,000 10,000	[7]	2,097,507 3,473,914 1,136,390

Murat Sonmez Executive Vice President, Global Field Operations	2011 2010 2009	355,680 355,680 355,416	— — —	1,167,788 3,052,500 331,284	[3]	976,663 — 260,002	450,000 500,000 277,974	25,000 19,208 30,039	[8]	2,975,131 3,927,388 1,254,715

1	In fiscal year 2011 we changed our vacation policy, which resulted in payments being made to certain employees depending on the amount of accrued vacation held by each employee at the time of payment. These payments are added to the salary column above for fiscal year 2011, as applicable. Base salaries remained the same for each of the Named Executive Officers from fiscal year 2010 to fiscal year 2011.

2	As described under “Compensation Discussion and Analysis—Fiscal Year 2011 Executive Compensation—Fiscal Year 2011 Annual Cash Incentive Awards” above, the Named Executive Officers’ annual cash incentive awards are derived based on our corporate financial performance with respect to pre-established objectives for the fiscal year and a discretionary component determined by our Compensation Committee. The target and maximum amounts for each Named Executive Officer are reported in the table entitled “Grants of Plan-Based Awards” below.

3	Represents the grant date fair value for awards of restricted stock and performance-based restricted stock units granted in fiscal year 2011 to each of the Named Executive Officers computed in accordance with FASB ASC Topic 718 at the target level, excluding any estimates of future forfeitures. For a discussion of the assumptions used to calculate the value of awards of restricted stock and the performance-based restricted stock units, see Note 15 to our Consolidated Financial Statements in the Form 10-K for the year ended November 30, 2011, as filed with the SEC. In February 2012, the Compensation Committee determined that the maximum criteria with respect to the performance-based restricted stock units granted in January 2011 had been met based on our fiscal year 2011 non-GAAP EPS, such that each of the Named Executive Officers earned performance-based restricted stock units equal to 150% of the target number of such restricted stock units.

4	Consists of certain travel and other costs for Mr. Ranadivé’s guest to events Mr. Ranadivé and his guest attended on behalf of TIBCO.

5	Consists of matching contributions under our 401(k) plan.

6	Consists of matching contributions under our 401(k) plan.

7	Consists of matching contributions under our 401(k) plan.

8	Consists of matching contributions under our 401(k) plan and certain travel and other costs for Mr. Sonmez’s spouse to events Mr. Sonmez and his spouse attended on behalf of TIBCO.

Grants of Plan-Based Awards in Fiscal Year 2011

The following table sets forth information concerning restricted stock unit awards, performance-based restricted stock unit awards and grants of stock options granted to our Named Executive Officers during fiscal year 2011, as well as potential threshold, target and maximum payouts under the EICP for fiscal year 2011.

Grants of Plan-Based Awards

Name	Type of Plan/ Award	Grant Date	Estimated Future Payouts Under Non Equity Incentive Plan Awards[1]				Estimated Possible Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[3]
			Threshold	Target		Maximum	Threshold	Target(#)	Maximum
Vivek Y. Ranadivé	EICP		$195,500	$488,750	[4]	$879,750
	PRSUs	1/17/2011					75,000	150,000	225,000				$3,153,000
	Restricted Stock	1/17/2011								50,000			$1,051,000
	Stock Option	4/15/2011									250,000	$29.52	$2,930,000

Murray D. Rode	EICP		$110,656	$276,640		$497,952
	PRSUs	1/17/2011					12,500	25,000	37,500				$525,500
	Restricted Stock	1/17/2011								25,000			$525,500
	Stock Option	4/15/2011									75,000	$29.52	$879,000

Sydney Carey	EICP		$96,000	$240,000		$432,000
	PRSUs	1/17/2011					8,611	17,222	25,833				$362,006
	Restricted Stock	1/17/2011								17,222			$362,006
	Stock Option	4/15/2011									51,667	$29.52	$605,537

Thomas Laffey	EICP		$101,171	$252,928		$455,270
	PRSUs	1/17/2011					8,611	17,222	25,833				$362,006
	Restricted Stock	1/17/2011								17,222			$362,006
	Stock Option	4/15/2011									51,667	$29.52	$605,537

Murat Sonmez	EICP		$113,818	$284,544		$512,179
	PRSUs	1/17/2011					13,889	27,778	41,667				$583,894
	Restricted Stock	1/17/2011								27,778			$583,894
	Stock Option	4/15/2011									83,333	$29.52	$976,663

1	These columns show the potential amount of the payment under the EICP if the threshold, target or maximum goals were satisfied for all performance measures, excluding a 20 percent discretionary factor. Under the terms of the EICP, the Compensation Committee may approve a discretionary incentive award of up to 20 percent of each executive officer’s base salary. The actual amounts earned by our Named Executive Officers pursuant to these awards are set forth in the Non-Equity Incentive Plan Compensation column of the table entitled “Summary Compensation Table.” For more information on these awards, including the performance goals and target percentages (as a percent of base salary) for determining payment under the EICP, see the section entitled “Compensation Discussion and Analysis.”

2	These amounts represent the potential performance-based restricted stock units payable pursuant to performance-based restricted stock units awarded in fiscal year 2011 to each of the Named Executive Officers if the threshold, target or maximum goals were satisfied for the performance measure. Vesting under the performance-based stock units is dependent upon meeting specified performance goals. Target amounts represent the number of shares pursuant to the performance-based stock units that would vest if the performance goals are met and assume that no shares are subsequently forfeited. If the performance goals are not met at the threshold level, no shares would be issued. If the performance goals are met at or above the maximum target level, the maximum amount of shares issuable pursuant to the performance-based stock units would be issued. The actual amounts earned by our Named Executive Officers pursuant to these awards are included in the Stock Awards column of the table entitled “Summary Compensation Table.” For more information on these awards (including the performance goals and target percentages), see the section entitled “Compensation Discussion and Analysis.”

3	Represents the grant date fair value for awards of restricted stock, performance-based restricted stock units and stock options granted in fiscal year 2011 to each of the Named Executive Officers computed in accordance with FASB ASC Topic 718 at the target level, excluding any estimates of future forfeitures. For a discussion of the assumptions used to calculate the value of awards of restricted stock, the performance-based restricted stock units and the stock options, see Note 15 to our Consolidated Financial Statements in the Form 10-K for the year ended November 30, 2011, as filed with the SEC. In February 2012, the Compensation Committee determined that the maximum criteria with respect to the PRSUs granted in January 2011 had been met based on our fiscal year 2011 non-GAAP EPS, such that each of the Named Executive Officers earned performance-based restricted stock units equal to 150% of the target number of such restricted stock units. The Grant Date Fair Value shown in this column reflects the number of shares and market value of such restricted stock units at the 100%, or target, level on the date of grant.

4	Mr. Ranadivé’s target annual incentive award is set at 100 percent of his base salary, pursuant to the terms of his Employment Agreement.

Non-Equity Incentive Plan Awards

Our EICP is designed to grant annual cash awards based on our financial results for the fiscal year. For more information about our annual cash incentive awards, see the discussion under “Compensation Discussion and Analysis.”

Equity Incentive Plan Awards

The awards made pursuant to the performance-based stock units were granted under our Plan. The performance-based restricted stock awards provide for vesting as to 25 percent once performance is determined, with the remaining shares vesting annually over three years such that the shares will be fully vested in four years. If we declare or pay any cash dividends on our common stock, the holders of restricted stock awards will be entitled to such dividends. For more information about the terms of the performance-based stock units, see the discussion under “Compensation Discussion and Analysis.”

Stock Awards

The restricted stock awards were granted under our Plan. The restricted stock awards provide for vesting over four years at a rate of 25 percent per year on the anniversary of the grant date except as otherwise noted. If we declare or pay any cash dividends on our common stock, the holders of restricted stock awards will be entitled to such dividends.

Stock Options

The stock option awards were granted under our Plan. The stock option awards provide for vesting as to 25 percent on the anniversary of the grant date and as to 1/48th per month thereafter such that the option grants will be fully exercisable in four years. If we declare or pay any cash dividends on our common stock, the holders of restricted stock awards will be entitled to such dividends.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table sets forth information concerning stock option and restricted stock awards as of November 30, 2011 for our Named Executive Officers. The amounts under “Market Value of Shares of Stock or Units That Have Not Vested” were calculated as the product of the closing price of our common stock on the NASDAQ Global Select Market on November 30, 2011, which was $27.40, and the number of shares pursuant to the applicable restricted stock award.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable[1]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested		Market Value of Shares of Stock or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Vivek Y. Ranadivé	500,000			$6.29	12/4/2012
	434,496			$4.58	3/19/2013
	500,000			$5.99	12/3/2013
	1,000,000			$7.30	5/7/2014
	1,000,000			$6.63	5/13/2015
	900,000			$7.30	8/11/2013
	900,000			$8.99	7/3/2014
	612,500	87,500		$7.83	5/6/2015
	161,458	88,542		$6.94	4/24/2016
	36,458	213,542		$29.52	4/15/2018
						25,000	[2]	$685,000
						125,000	[3]	$3,425,000
						112,500	[4]	$3,082,500
						50,000	[5]	$1,370,000
									600,000	[6]	$16,440,000
									150,000	[7]	$4,110,000	[7]
Murray D. Rode	3,646	10,937		$7.83	5/6/2015
	2,084	17,708		$6.94	4/24/2016
	10,938	64,062		$29.52	4/15/2018
						10,937	[2]	$299,674
						32,500	[3]	$890,500
						18,750	[4]	$513,750
						25,000	[5]	$685,000
									300,000	[6]	$8,220,000
									25,000	[7]	$685,000	[7]
Sydney Carey	7,813	4,687		$7.83	5/6/2015
	32,292	17,708		$6.94	4/24/2016
	7,535	44,132		$29.52	4/15/2018
						4,687	[2]	$128,424
						25,000	[3,8]	$685,000
						12,500	[4]	$342,500
						17,222	[5]	$471,883
									275,000	[6]	$7,535,000
									17,222	[7]	$471,833	[7]

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable[1]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested		Market Value of Shares of Stock or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Thomas Laffey	1,823	10,937		$7.83	5/6/2015
	2,084	17,708		$6.94	4/24/2016
	7,535	44,132		$29.52	4/15/2018
						10,937	[2]	$299,674
						30,000	[3,9]	$822,000
						12,500	[4]	$342,500
						17,222	[5]	$471,883
									275,000	[6]	$7,535,000
									17,222	[7]	$471,883	[7]
Murat Sonmez	1,823	10,937		$7.83	5/6/2015
	1,042	17,708		$6.94	4/24/2016
	12,153	71,180		$29.52	4/15/2018
						10,937	[2]	$299,674
						32,500	[3]	$890,500
						18,750	[4]	$513,750
						27,778	[5]	$761,117
									300,000	[6]	$8,220,000
									27,778	[7]	$761,117	[7]

1	Shares subject to stock option awards vest as to 1/48th of the shares beginning one month after the grant date and 1/48th of the shares each month thereafter.

2	Shares subject to this restricted stock award vested as to 25 percent of the shares on each of May 6, 2009, May 6, 2010 and May 6, 2011 and will vest as to 25 percent on May 6, 2012.

3	Award of restricted stock units that vested as to 25 percent of the units on February 13, 2010 and February 13, 2011 will vest as to 25 percent on each of February 13, 2012 and February 13, 2013.

4	Shares subject to this restricted stock award vested as to 25 percent of the shares on each of June 30, 2011 and will vest as to 25 percent on each of June 30, 2012, June 30, 2013 and June 30, 2014.

5	Shares subject to this restricted stock award will vest as to 25 percent on each of January 17, 2012, January 17, 2013, January 17, 2014 and January 17, 2015.

6	Award of restricted stock units that were made pursuant to the LTIP awards granted in February 2010 and that will vest only if specified performance-based targets are achieved at the end of a three or four fiscal year period and, in addition, are subject to time-based vesting subject to continued employment and a one-year or two-year mandatory deferral period before any shares of common stock are issued in settlement of the vested awards.

7	Award of performance-based restricted stock units that were made pursuant to the Plan granted in January 2011. In February 2012, the Compensation Committee determined that the maximum criteria with respect to the PRSUs granted in January 2011 had been met based on our fiscal year 2011 non-GAAP EPS, such that each of the Named Executive Officers earned performance-based restricted stock units equal to 150% of the target number of such restricted stock units. As this table is as of November 30, 2011 and it was unknown at that time whether the Compensation Committee would deem the performance-based restricted stock units to be earned at greater than the target level, this table shows the number of shares and market value of such restricted stock units at the 100%, or target, level. Shares subject to the performance-based restricted stock units vested as to 25% at the end of the performance period, with the remaining shares vesting annually over three years such that the shares will vest fully four years from the date of grant.

8	Excludes 25,000 shares related to restricted stock units for which Ms. Carey has deferred receipt until March 2013, which had a value as of November 30, 2011 of $685,000. Ms. Carey has deferred receipt of all 50,000 shares of common stock granted pursuant to this award under the Plan.

9	Excludes 30,000 shares related to restricted stock units for which Mr. Laffey has deferred receipt until February 2014, which had a value as of November 30, 2011 of $822,000. Mr. Laffey has deferred receipt of all 60,000 shares of common stock granted pursuant to this award under the Plan.

Option Exercises and Stock Vested at Fiscal Year-End 2011

The following table sets forth information on stock option award exercises and restricted stock award and restricted stock units vesting during fiscal year 2011 by our Named Executive Officers. The value realized on exercise for stock option awards is calculated as the difference between the closing prices of our common stock on the NASDAQ Global Select Market on the exercise date and the exercise price of the applicable stock option award. The value realized on vesting for restricted stock awards and restricted stock units is calculated as the product of the number of shares subject to the restricted stock award or restricted stock units that vested and the closing price of our common stock on the NASDAQ Global Select Market on the vesting date.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise		Number of Shares or Units Acquired on Vesting		Value Realized on Vesting
Vivek Y. Ranadivé	2,500,000	[1]	$41,415,174	[1]	183,250		$4,729,253
Murray D. Rode	411,625		$7,569,089		68,270		$1,698,098
Sydney Carey	122,000		$2,341,609		31,729	[2]	$768,062
Thomas Laffey	114,719		$1,876,486		45,354	[3]	$1,105,018
Murat Sonmez	152,874		$2,269,727		60,770		$1,537,148

1	All 2,500,000 of the stock option awards exercised by Mr. Ranadivé had expiration dates of either November 21, 2011 or December 2, 2011 and were exercised in the month prior to their expiration.

2	Excludes 12,500 shares related to restricted stock units for which Ms. Carey has deferred receipt.

3	Excludes 15,000 shares related to restricted stock units for which Mr. Laffey has deferred receipt.

Severance and Change in Control Arrangements

As more fully described below, we provide severance protections to our Named Executive Officers under the Change in Control Plan and to Mr. Ranadivé, our Chief Executive Officer, under his employment agreement. Separately, the equity agreements under our equity plans contain a provision that results in an automatic change to the vesting schedule of all outstanding equity awards (including those to our Named Executive Officers) in the event of a change in control. Finally, the Plan provides for acceleration in the event employment is terminated in connection with a change in control.

Equity Plans

In the event of a change in control of TIBCO, the vesting schedules under all outstanding equity awards under our equity plans would automatically change to a three-year vesting period at a rate of 1/36th per month. As a result, the vesting schedule of our outstanding stock option awards would be altered both retroactively and prospectively such that 1/36th of the shares would vest monthly from the vesting commencement date, rather than the standard vesting schedule of 1/48th per month. For restricted stock and restricted stock units, the vesting schedule would be altered both retroactively and prospectively such that 1/36th of the restricted stock awards and restricted stock units would vest monthly from the vesting commencement date, rather than the standard vesting schedule of 1/4th per year. This will result in the partial accelerated vesting of the outstanding equity awards to all our employees, including our Named Executive Officers, upon a change in control. In addition, our Plan provides that in the event that a successor company terminates the employment of an employee without cause within 24 months of a change in control, all equity awards outstanding under that plan will be accelerated in full.

Employment Agreement with Our Chief Executive Officer

We are a party to an employment agreement with our Chief Executive Officer which provides that if his employment is terminated by TIBCO without cause or by Mr. Ranadivé for good reason (other than in connection with a Change in Control (as defined below)) he will receive (i) twelve months of base salary and paid coverage under our medical, dental and vision benefit plans; (ii) a lump sum payment equal to his actual annual incentive award received for the fiscal year immediately preceding the fiscal year in which the termination occurs; and (iii) twelve months of accelerated vesting of his equity awards then held. In addition, Mr. Ranadivé will have twelve months to exercise any equity awards that have accelerated vesting described in the preceding sentence.

If Mr. Ranadivé’s employment is terminated without cause or by Mr. Ranadivé for good reason and the termination occurs within three months prior to and up to twelve months following a change in control, he will receive (i) 24 months of base salary and paid coverage under our medical, dental and vision benefit plans; (ii) a lump-sum payment equal to two times the average of his actual annual incentive award for the two fiscal years immediately preceding the fiscal year in which the change in control occurs; and (iii) 100 percent vesting of all his equity awards. In addition, Mr. Ranadivé will have 24 months to exercise any equity awards that have accelerated vesting described in the preceding sentence. In connection with the amendment of Mr. Ranadivé’s employment agreement in September 2008, the Section 280G gross-up provision that previously applied upon a termination in connection with a change in control was removed.

The receipt of any severance benefits described in the prior two paragraphs is subject to (i) Mr. Ranadivé signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to us; and (ii) Mr. Ranadivé not soliciting any person to modify his or her employment or consulting relationship with us and not intentionally diverting business away from us for a period of twelve months in the case of a termination not involving a change in control and for a period of 24 months in the case of a termination involving a change in control. In addition, the receipt of severance benefits under the first paragraph above is also subject to Mr. Ranadivé’s agreement not to engage in competition with us beginning from the date of termination and ending on the date on which he no longer receives the base salary payments described above. The terms of the agreement were reviewed, negotiated and approved by the Compensation Committee.

Each of our executive officers, including Mr. Ranadivé and our other Named Executive Officers, is a party to our standard employee non-disclosure and invention assignment agreement. Under the non-disclosure agreements, for one year following their termination, our employees agree not to solicit any other employee to leave our employ. These employees also agree not to disclose any confidential information that they obtained during their employment to any third parties at any time during or subsequent to their employment. In addition, any inventions, discoveries or improvements created by the employees during their employment belong to us.

Change in Control and Severance Plan

We have adopted a Change in Control and Severance Plan that applies to our executive officers, including our Named Executive Officers. The Change in Control and Severance Plan is designed to ensure that the members of the team negotiating a change in control transaction do not leave during such negotiation and that members of the management team remain with the Company to complete any such transaction and to assist with the integration as required. Pursuant to the terms of the Change in Control and Severance Plan, if on the date of the change in control or within twelve months after the completion of a change in control, a Named Executive Officer (other than Mr. Ranadivé) terminates his or her employment for good reason or is terminated by us for reasons other than cause, death or permanent disability, that person will receive (i) a lump sum payment equal to twelve months of base salary and his target annual incentive award; (ii) twelve months of paid medical and dental coverage; and (iii) 50 percent accelerated vesting of his or her outstanding and unvested equity awards.

If a Named Executive Officer (including Mr. Ranadivé) terminates his or her employment for good reason or is terminated for reasons other than cause, death or permanent disability following twelve months after the completion of a change in control, that person will receive (i) a lump sum payment equal to twelve months of base salary and his or her target annual incentive award; and (ii) twelve months of paid medical and dental coverage.

The receipt of any severance benefits described in the prior two paragraphs is subject to the Named Executive Officer signing an agreement releasing all claims relating to such employee’s employment with us and agreeing not to disparage us, our directors or our executive officers.

Important Terms

“Severance Agreements” collectively refers to the Employment Agreement with Mr. Ranadivé and the Change in Control and Severance Plan.

A “change in control” for purposes of the Severance Agreements generally consists of any of the following: (i) a sale of all or substantially all of our assets; (ii) any merger, consolidation, or other business combination transaction of TIBCO with or into another corporation, entity, or person, other than a transaction where the holders immediately prior to the transaction continue to hold at least a majority of the voting power or stock of TIBCO; (iii) the direct or indirect acquisition by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of TIBCO; (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of our Board; and (v) a dissolution or liquidation of TIBCO. A “change in control” for purposes of our 1996 Stock Option Plan, as amended and restated (the “1996 Plan”) generally consists only of (i), (ii) and (iii) of the preceding sentence.

“Cause” for purposes of the Severance Agreements generally consist of any of the following: (i) fraud or personal dishonesty in connection with employment at TIBCO that is intended to result in substantial gain or personal enrichment at our expense; (ii) conviction of, or a plea of nolo contendere to, a felony; (iii) in the case of Mr. Ranadivé, willful failure to perform his duties or responsibilities; (iv) only in the case of our Named Executive Officers other than Mr. Ranadivé, any act of gross misconduct or failure to perform a material component of his or her responsibilities in connection with employment at TIBCO that is materially injurious to us; (v) in the case of our Named Executive Officers other than Mr. Ranadivé, a substantial violation of his or her employment duties after he or she has received written demand for performance from TIBCO; and (v) only in the case of Mr. Ranadivé, a violation or breach of any fiduciary or contractual duty to us that results in material damage to us or our business.

“Good reason” for purposes of the Severance Agreements generally consists of any of the following without the Named Executive Officer’s written consent: (i) a material reduction in the person’s authority, status, duties or responsibilities if such reduction is imposed without cause; (ii) with respect to our Named Executive Officers other than Mr. Ranadivé, a reduction in base salary unless the base salary of substantially all other employees is reduced; (iii) with respect to Mr. Ranadivé, a reduction of more than 10 percent in his base salary and target bonus other than a one-time reduction that is applied to substantially all other senior executives (iv) a reduction in certain benefits; and (v) the relocation of the executive’s principal place of business to a location which is more than thirty (30) miles away.

Estimate of Severance and Change in Control Benefits

The following table estimates potential payments upon termination as if our Named Executive Officers had terminated on November 30, 2011, in connection with a change in control or other termination covered by the Severance Agreements and the Plan and potential payments relating to the changed vesting schedule of outstanding equity awards under our 1996 Plan and Plan in connection with a change in control. The table reflects termination scenarios covered by the Severance Agreements and the benefits receivable thereunder, as well as under our equity plans. The closing market price per share of our common stock on November 30, 2011 was $27.40. No payments other than those required by law or pursuant to general company policies and procedures would occur in the event of a Named Executive Officer’s voluntary resignation (other than for good reason, as such term is defined in the applicable Severance Agreement), termination for cause, death or disability.

	Termination Without Cause or Resignation for Good Reason without Change in Control	Termination Without Cause or Resignation for Good Reason within 12 Months of a Change in Control[1,2]	Termination Without Cause or Resignation for Good Reason 12 Months after a Change in Control[2,3]	Change in Control Without Termination
Base Salary
Vivek Y. Ranadivé	$488,750	$977,500	$488,750	—
Murray D. Rode	—	$345,800	$345,800	—
Sydney Carey	—	$300,000	$300,000	—
Thomas Laffey	—	$316,160	$316,160	—
Murat Sonmez	—	$355,680	$355,680	—

Annual Cash Incentives
Vivek Y. Ranadivé	$821,833	$1,310,583	$821,833	—
Murray D. Rode	—	$276,640	$276,640	—
Sydney Carey	—	$240,000	$240,000	—
Thomas Laffey	—	$252,928	$252,928	—
Murat Sonmez	—	$284,544	$284,544	—

Health Coverage
Vivek Y. Ranadivé	$15,006	$30,012	$15,006	—
Murray D. Rode	—	$25,307	$25,307	—
Sydney Carey	—	$25,307	$25,307	—
Thomas Laffey	—	$25,307	$25,307	—
Murat Sonmez	—	$25,307	$25,307	—

Acceleration of Equity Awards
Vivek Y. Ranadivé	$6,758,625	$20,306,444	$16,196,444	$7,646,583
Murray D. Rode	—	$5,705,267	$3,650,267	$1,818,517
Sydney Carey	—	$4,437,470	$2,553,720	$1,243,759
Thomas Laffey	—	$4,868,032	$2,984,282	$1,651,488
Murat Sonmez	—	$5,857,501	$3,802,501	$1,839,660

Total
Vivek Y. Ranadivé	$8,084,214	$22,624,539	$17,522,033	$7,646,583
Murray D. Rode	—	$6,353,013	$4,298,013	$1,818,517
Sydney Carey	—	$5,002,776	$3,119,026	$1,243,759
Thomas Laffey	—	$5,462,427	$3,578,677	$1,651,488
Murat Sonmez	—	$6,523,032	$4,468,032	$1,839,660

1	For Mr. Ranadivé, the severance benefits listed apply to a termination without cause or a resignation for good reason that occurs within three months prior to or up to twelve months following a change in control. For all other Named Executive Officers, the severance benefits listed apply to a termination without cause or a resignation for good reason that occurs on the date of the change in control or within twelve months after completion of the change in control.

2	The amounts under acceleration of equity awards take into account the Severance Agreements, as well as the changed vesting schedule under the equity award agreements and acceleration pursuant to our equity plans.

3	The severance benefits listed apply to a termination without cause or a resignation for good reason that occurs more than twelve months after the completion of a change in control.

Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of November 30, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights[1] (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	21,464,479	[2]	$10.17	15,962,761	[3]
Equity compensation plans not approved by security holders[4]	27,845		$6.95	—

Total	21,492,324		$10.17	15,962,761

1	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding stock awards, which have no exercise price.

2	Includes (i) 10.7 million shares issuable upon exercise of outstanding stock options under the 1996 Plan or the Plan, (ii) 0.3 million shares issuable upon vesting of outstanding restricted stock awards granted under the 1996 Plan or the Plan and (iii) 4.3 million shares issuable pursuant to the LTIP under the Plan (assuming target performance).

3	This number includes 8.8 million shares available for future issuance under the 2008 Employee Stock Purchase Plan and 1.0 million shares available for future issuance under the 2009 Deferred Compensation Plan.

4	Represents options assumed in connection with our acquisitions.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10 percent stockholders are required by SEC rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms we received and written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and 10 percent stockholders were complied with during fiscal year 2011.

Delivery of Documents to Stockholders Sharing an Address

We have adopted a process for delivering documents to stockholders approved by the SEC called “householding.” Under this process, stockholders of record who have the same address and last name will receive only one copy of the Annual Report and Proxy Statement unless we or one of our mailing agents has received contrary instructions from any stockholder at that address. We will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the Annual Report and Proxy Statement at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may contact us by writing to TIBCO Software Inc., Attention: Investor Relations, 3303 Hillview Avenue, Palo Alto, California 94304 or calling our Investor Relations Department at (650) 846-1000. Eligible stockholders of record receiving multiple copies of the Annual Report and Proxy Statement can request householding by contacting us in the same manner.

If you are a beneficial owner holding shares through your broker, bank or other nominee, you may request additional copies of the Annual Report or Proxy Statement or you may request householding by notifying your broker, bank or nominee.

Stockholder Proposals to be Presented at Next Annual Meeting

Proposals of stockholders that are intended for inclusion in our proxy statement relating to the 2012 Annual Meeting must be received by us at our offices at 3303 Hillview Avenue, Palo Alto, California 94304, by November 15, 2012 and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting. Stockholder proposals that are not intended to be included in our proxy materials for such meeting but that are intended to be presented by the stockholder from the floor are subject to the advance notice procedures described below under “Transaction of Other Business.”

Transaction of Other Business

At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment. Stockholders may only present a matter from the floor for consideration at a meeting if certain procedures are followed. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to or mailed and received by the Corporate Secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within thirty days before or more than sixty days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. Our bylaws specify the information with respect to making stockholder proposals that is required to be included in the written notice that must be provided to our Corporate Secretary. Stockholders may contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. Additionally, a copy of our bylaws is available on our website at http://www.tibco.com under “Corporate Governance.”

In addition, if the stockholder wishes to nominate a person for election to the Board of Directors, the notice must also include certain information as detailed under the section entitled “Board of Directors — Director Nomination Process — Stockholder Nominations.”

The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

By Order of the Board of Directors,

William R. Hughes
Secretary

Palo Alto, California

March 9, 2012

Exhibit A

TIBCO SOFTWARE INC.

2008 EQUITY INCENTIVE PLAN

(March 7, 2012 Restatement)

A-i

(continued)

A-ii

(continued)

A-iii

TIBCO SOFTWARE INC.

2008 EQUITY INCENTIVE PLAN

(March 7, 2012 Restatement)

SECTION 1

BACKGROUND AND PURPOSE

1.1 Background and Effective Date. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units. The Plan was originally effective as of August 1, 2008, upon approval by an affirmative vote of the holders of a majority of the Shares that were present in person or by proxy and entitled to vote at the 2008 Annual Meeting of Stockholders of the Company. The Plan was subsequently amended and restated effective as of February 26, 2010, upon approval by an affirmative vote of the holders of a majority of the Shares that were present in person or by proxy and entitled to vote at the 2010 Annual Meeting of Stockholders of the Company. This amended and restated Plan is effective as of March 7, 2012 (the “Effective Date”), subject to approval by an affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote at the 2012 Annual Meeting of Stockholders of the Company.

1.2 Purpose of the Plan. The Plan is intended to attract, motivate, and retain (a) employees of the Company, its Subsidiaries and its Affiliates, (b) consultants who provide services to the Company, its Subsidiaries and Affiliates and (c) Non-Employee Directors. The Plan is also designed to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code. The Plan is intended to replace the TIBCO Prior Plans.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3 “Award” means, individually or collectively, a grant of Options, SARs, Restricted Stock, RSUs, Other Stock-Based Awards or Other Cash-Based Awards pursuant to the Plan.

2.4 “Award Agreement” means the written agreement, notice, or other instrument or document setting forth the terms and conditions applicable to each Award granted pursuant to the Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” shall have the meaning set forth in the Participant’s employment or other agreement with the Company or any Subsidiary provided that if the Participant is not a party to any such employment or other agreement or such employment or other agreement does not contain a definition of Cause, then Cause shall have the meaning set forth in the applicable Award Agreement.

2.7 “Change of Control” means (i) a sale of all or substantially all of the Company’s assets, (ii) any merger consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of the Company.

2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any successor legislation or regulation amending, supplementing or superseding such section or regulation.

2.9 “Committee” means the Compensation Committee of the Board or a subcommittee thereof or such other committee as may be designated by the Board to administer the Plan.

2.10 “Company” means TIBCO Software Inc., a Delaware corporation, or any successor thereto.

2.11 “Consultant” means any consultant, independent contractor, advisor, or other person who provides services to the Company, its Subsidiaries or Affiliates, but who is neither an Employee nor a Director.

2.12 “Covered Employee” has the meaning set forth in Section 162(m)(3) of the Code.

2.13 “Director” means any individual who is a member of the Board of Directors of the Company.

2.14 “Disability” means a permanent disability in accordance with a policy or policies established by the Company from time to time.

2.15 “Employee” means any employee of the Company or of a Subsidiary, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.16 “Exchange Program” means a program established by the Committee under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (a) Awards with a lower Exercise Price, (b) a different type of Award, (c) cash, or (d) a combination of (a), (b) and/or (c). Notwithstanding the preceding, the term Exchange Program does not include any (i) action described in Section 4.4, or (ii) transfer or other disposition permitted under Section 10.10.

2.17 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.18 “Fair Market Value” means the closing per share selling price for Shares for the date of grant on the principal securities exchange on which the Shares are traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported; if the Shares are not listed for trading on a national securities exchange, the fair market value of Shares shall be determined in good faith by the Committee. Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, fair market value shall be determined by the Company in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.19 “First Option” shall have the meaning set forth in Section 5.8(ii).

2.20 “Fiscal Year” means the fiscal year of the Company.

2.21 “Grant Date” means, with respect to an Award, the date that the Award was granted. The Grant Date of an Award shall not be earlier than the date the Award is approved by the Committee.

2.22 “Incentive Stock Option” means an Option to purchase Shares that is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.23 “Inside Director” means a Director who is an Employee.

2.24 “Non-Employee Director” means a Director who is not an employee of the Company, any Subsidiary or any Affiliate.

2.25 “Nonqualified Stock Option” means an option to purchase Shares that is not intended to be an Incentive Stock Option.

2.26 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.27 “Other Cash-Based Award” means a cash-based Award granted to a Participant under Section 9.1 hereof, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

2.28 “Other Stock-Based Award” means an Award granted to a Participant pursuant to Section 9.1 hereof, that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms and conditions as permitted under the Plan.

2.29 “Participant” means an Employee, Non-Employee Director, or Consultant who has an outstanding Award.

2.30 “Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) intellectual property (e.g., patents); (xviii) product development; (xix) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xx) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xxi) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals may be determined either in accordance with generally accepted accounting principles (“GAAP”) or on a non-GAAP basis and shall be subject to certification by the Committee; provided that, to the extent an Award is intended to satisfy the performance-based compensation exception to the limits of Section 162(m) of the Code and then to the extent consistent with such exception, the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Awards issued to persons who are not Covered Employees may take into account any other factors deemed appropriate by the Committee.

2.31 “Performance Period” means the period selected by the Committee during which the performance of the Company or any Subsidiary, division or strategic business unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

2.32 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 7, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Committee.

2.33 “Plan” means the TIBCO Software Inc. 2008 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.34 “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.35 “Restricted Stock Unit” or “RSU” means an Award granted to a Participant pursuant to Section 8.

2.36 “Retirement” means, in the case of a Non-Employee Director or an Employee a Termination of Service occurring in accordance with a policy or policies established by the Company from time to time, provided, however that with respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement.”

2.37 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.38 “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.39 “Shares” means the shares of common stock of the Company.

2.40 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as an SAR.

2.41 “Subsequent Option” shall have the meaning set forth in Section 5.8(iii).

2.42 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company as the corporation at the top of the chain, but only if each of the corporations below the Company (other than the last corporation in the unbroken chain) then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.43 “Tax Obligations” means income tax and social insurance contribution, payroll tax, payment on account, or other tax-related withholding obligations and requirements in connection with the Awards, including, without limitation, (a) all federal, national, state, foreign and local taxes (including the Participant’s FICA obligation) that are required to be withheld by the Company or the employing Affiliate or Subsidiary, (b) the Participant’s and, to the extent required by the Company (or the employing Affiliate or Subsidiary), the Company’s (or the employing Affiliate or Subsidiary’s) fringe benefit tax liability, if any, associated with the grant, vesting, exercise or sale of Shares, and (c) any other Company (or employing Affiliate or Subsidiary) taxes the responsibility for which the Participant has agreed to bear with respect to such Award (including the exercise thereof or issuance of Shares thereunder).

2.44 “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or a Subsidiary or Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of a Subsidiary, but excluding any such termination where there is a simultaneous reemployment by the Company or a Subsidiary or Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Company or a Subsidiary or Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of a Subsidiary or Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Company or a Subsidiary or Affiliate; and (c) in the case of a Non-Employee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability, Retirement or non-reelection to the Board. For the purpose of administering the Plan, Termination of Service shall be deemed to occur when an Employee is no longer actively employed by the Company or a Subsidiary or Affiliate and will not be extended by any notice of termination period or leave period if the Employee is not actively rendering services during said period.

2.45 “TIBCO Prior Plans” means the Company’s 1996 Stock Option Plan, as amended and restated, and the Company’s 1998 Director Option Plan, as amended and restated.

SECTION 3

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee.

3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Non-Employee Directors and Consultants shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees, Non-Employee Directors and Consultants who are foreign nationals or employed outside of the United States, (e) adopt rules and guidelines for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules and guidelines. Notwithstanding the preceding, the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any Annual or Special Meeting of Stockholders of the Company.

3.3 Delegation by the Committee. The Committee, on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company. Notwithstanding the foregoing, with respect to Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may not delegate its authority and powers with respect to such Awards if such delegation would cause the Awards to fail to so qualify. The Committee may delegate its authority and power under the Plan to one or more officers of the Company, subject to guidelines prescribed by the Committee, but only with respect to Participants who are not Section 16 Persons.

3.4 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

3.5 Restrictions and Legends. The Committee may impose such restrictions on any Shares delivered pursuant to the Plan as it may deem advisable, including, but not limited to, restrictions on transfer or restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.4, the total number of Shares available for issuance under the Plan shall not exceed 28,000,000. Awards granted under the TIBCO Prior Plans during the period commencing on April 17, 2008 and ending on July 31, 2008, shall be deducted from the total number of Shares available for issuance under the Plan.

4.2 Full Value Awards. Any Shares subject to Awards of Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards granted on or after the Effective Date shall be counted against the numerical limits of Section 4.1 as 2.00 Shares for every one Share subject thereto. Further, if Shares acquired pursuant to any Awards of Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards (whether granted before, on or after the Effective Date) are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 4.3, 2.00 times the number of Shares so forfeited or repurchased shall return to the Plan and shall again become available for issuance.

4.3 Lapsed Awards. If an Award or an award under either of the TIBCO Prior Plans is settled in cash, or is cancelled, terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available to be the subject of an Award or award under the Plan. Shares withheld in satisfaction of Tax Obligations pursuant to Section 12.2 as well as the Shares that represent payment of the Exercise Price shall cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock or Restricted Stock Units or Other Stock-Based Awards are repurchased by the Company or are forfeited to the Company, such Shares shall become available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment shall not result in a reduction of the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 4.4, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 4.1, plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 4.3.

4.4 Adjustments in Awards and Authorized Shares. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and class of Shares that may be delivered under the Plan, the number, class, and price of Shares (or other property or cash) subject to outstanding Awards, and the numerical limits of Sections 5.1, 6.1, 7.1, 8.1 and 9.2. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1 Grant of Options. An Option represents the right to purchase a Share at an Exercise Price. Subject to the terms and provisions of the Plan, Options may be granted to Employees, Non-Employee Directors and Consultants at any time and from time to time as determined by the Committee. The Committee shall determine the number of Shares subject to each Award, provided that during any Fiscal Year, no Participant shall be granted Options (and/or SARs) covering more than a total of 2,000,000 Shares. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted Options (and/or SARs) to purchase up to a total of an additional 2,000,000 Shares. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof.

5.2 Award Agreement. All Options shall be evidenced by an Award Agreement that shall specify the Exercise Price, the date on which the Options will become exercisable, the expiration date of the Options, the number of Shares, any conditions to exercise the Options, and such other terms and conditions as the Committee shall determine. The Award Agreement shall also specify whether the Options are intended to be Incentive Stock Options or a Nonqualified Stock Options.

5.3 Exercise Price.

5.3.1 Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Exercise Price shall be determined by the Committee, but shall be not less than one hundred percent (100%) of the Fair Market Value on the Grant Date.

5.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value on the Grant Date.

5.3.3 Substitute Options. Notwithstanding the provisions of Section 5.3.2, in the event that the Company or a Subsidiary consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer (or parent company or affiliated company of such former employer). If such substitute Options are granted, the Committee consistent with Section 424(a) of the Code, may determine that each such substitute Options shall have an Exercise Price less than one hundred percent (100%) of the Fair Market Value on the Grant Date.

5.4 Expiration of Options.

5.4.1 Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:

(a) The date for termination of the Option set forth in the written Award Agreement; or

(b) The expiration of seven (7) years from the Grant Date.

5.4.2 Death of Participant. Notwithstanding Section 5.4.1, if a Participant dies prior to the expiration of his or her Options, the Committee may provide that his or her Options shall be exercisable for up to twelve (12) months after the date of death.

5.4.3 Committee Discretion. Subject to the seven and eight-year limits of Sections 5.4.1 and 5.4.2, the Committee (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.7.4 regarding Incentive Stock Options).

5.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine. After an Option is granted, the Committee may accelerate the exercisability of the Option.

5.6 Payment. Options shall be exercised by the Participant giving notice and following such procedures as the Company (or its designee) may specify from time to time. Exercise of an Option also requires that the Participant make arrangements satisfactory to the Company for full payment of the Exercise Price for the Shares. All exercise notices shall be given in the form and manner specified by the Company from time to time.

The Exercise Price shall be payable to the Company in full (a) in cash or its equivalent, or (b) subject to the terms of the applicable Award Agreement, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (c) by any other means which the Committee determines to both provide legal consideration for the Shares and set forth in the applicable Award Agreement, and to be consistent with the purposes of the Plan.

5.7 Certain Additional Provisions for Incentive Stock Options.

5.7.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.7.2 Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement or the Committee permits later exercise (in which case the Option instead may be deemed to be a Nonqualified Stock Option). No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of Disability, unless (a) the Participant dies during such one-year period, and/or (b) the Award Agreement or the Committee permit later exercise (in which case the option instead may be deemed to be a Nonqualified Stock Option).

5.7.3 Employees Only. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.7.4 Expiration. No Incentive Stock Option may be exercised after the expiration of seven (7) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1 Grant of SARs. A SAR represents the right with respect to a Share to receive a payment, in cash, Shares, or both (as determined by the Committee), with a value equal to the excess of Fair Market Value on the date of exercise (or, if so specified in the Award Agreement, on the date immediately preceding the date of exercise) over the Award’s Grant Price. Subject to the terms and conditions of the Plan, a SAR may be granted to Employees, Non-Employee Directors and Consultants at any time and from time to time as shall be determined by the Committee.

6.1.1 Number of Shares. The Committee shall determine the number of SARs, if any, granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs (and/or Options) covering more than a total of 2,000,000 Shares. Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted SARs (and/or Options) covering up to a total of an additional 2,000,000 Shares.

6.1.2 Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall determine the terms and conditions of SARs granted under the Plan. The Exercise Price of each SAR shall be determined by the Committee but shall not be less than one hundred percent (100%) of the Fair Market Value on the Grant Date. After a SAR is granted, the Committee may accelerate the exercisability of the SAR.

6.2 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee shall determine.

6.3 Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Committee and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

SECTION 7

RESTRICTED STOCK

7.1 Grant of Restricted Stock. Restricted Stock are Shares that are awarded to a Participant and that during the Restricted Period are forfeitable to the Company upon such conditions as set forth in the applicable Award Agreement. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees, Non-Employee Directors and Consultants as the Committee shall determine. The Committee shall determine the number of Shares, if any, to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than a total of 700,000 Shares of Restricted Stock (and/or Restricted Stock Units). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional 700,000 Shares of Restricted Stock (and/or Restricted Stock Units).

7.2 Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee shall determine. After an Award of Restricted Stock has been made, the Committee may waive all or any part of the applicable Period of Restriction.

7.3 Other Restrictions. The Committee may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.3.

7.3.1 General Restrictions. The Committee may set restrictions based upon continued employment or service with the Company and its Subsidiaries, the achievement of specific performance objectives (Company-wide, departmental, or individual), applicable federal or state securities laws, or any other basis determined by the Committee.

7.3.2 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

7.4 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

7.5 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. Any such dividends or distribution shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement. The Company may require such dividends or other distributions be deposited with the Company until such time as the restrictions on transferability of the corresponding Shares of Restricted Stock lapse.

SECTION 8

RESTRICTED STOCK UNITS

8.1 Grant of RSUs. Restricted Stock Units represent the right to receive Shares, cash, or both (as determined by the Committee) upon satisfaction of such conditions as set forth in the applicable Award agreement. Restricted Stock Units may be granted to Employees, Non-Employee Directors and Consultants at any time and from time to time, as shall be determined by the Committee. The Committee shall determine the number of Restricted Stock Units, if any, granted to each Participant, provided that during any Fiscal Year, no Participant shall be granted more than a total of 700,000 Restricted Stock Units (and/or Shares of Restricted Stock). Notwithstanding the foregoing, during the Fiscal Year in which a Participant first becomes an Employee, he or she may be granted up to a total of an additional 700,000 Restricted Stock Units (and/or Shares of Restricted Stock).

8.2 RSU Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify any vesting conditions and/or performance objectives, the number of Restricted Stock Units granted, and such other terms and conditions as the Committee shall determine. After an Award of Restricted Stock Units has been granted, the Committee may waive any vesting or performance conditions. Except as provided in the applicable Award agreement, a Participant shall have with respect to such Restricted Stock Units none of the rights of a holder of Shares unless and until Shares are actually delivered in satisfaction of such Restricted Stock Units.

8.3 Section 162(m) Performance Objectives. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Committee may determine that the performance objectives applicable to Restricted Stock Units shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock Units that are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Units under Section 162(m) of the Code (e.g., in determining the Performance Goals).

SECTION 9

OTHER STOCK-BASED OR CASH-BASED AWARDS

9.1 Grant of Other Stock-Based or Cash-Based Awards. The Committee is authorized to grant Awards to Participants in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including the Performance Goals and Performance Periods. Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 9.1 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, or other property, as the Committee shall determine, subject to any required corporate action.

9.2 General Restrictions. With respect to a Participant, (i) the maximum value of the Other Cash-Based Awards that may be granted to any Participant during any Fiscal Year is $10,000,000, and (ii) the maximum number of Shares that any Participant may be granted during any Fiscal Year with respect to Other Stock-Based Awards is 2,000,000 Shares. No payment shall be made to a Covered Employee prior to the certification by the Committee that the Performance Goals have been attained. The Committee may establish such other rules applicable to the Other Stock- or Cash-Based Awards to the extent not inconsistent with Section 162(m) of the Code. Payments earned in respect of any Cash-Based Award may be decreased or, with respect to any grantee who is not a Covered Employee, increased by the Committee based on such factors as the Committee deems appropriate.

SECTION 10

GENERAL PROVISIONS

10.1 Impact of Change of Control on Options, SARs, Restricted Stock Awards, Restricted Stock Unit Awards and Other Stock-Based Awards. Notwithstanding any other provision of the Plan or the terms of any Award of Options, SARs, Restricted Stock, RSUs and Other Stock-Based Awards, upon a Change of Control, in the event that Awards of Options, SARs, Restricted Stock, RSUs and Other Stock-Based Awards are not assumed by the successor corporation or its parent or a subsidiary pursuant to Section 10.3 below, then (a) Options and Stock Appreciation Rights outstanding as of the date of the Change of Control shall become fully vested and exercisable, (b) Restricted Stock Awards and Restricted Stock Unit Awards shall become fully vested and free of any restrictions (including, without limitation, any performance vesting criteria), and (c) the restrictions and other conditions applicable to any Other Stock-Based Awards or any other Awards shall lapse, and such Other Stock-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested in full or part and transferable to the full extent of the original grant, subject in each case to any terms and conditions, if any, contained in the Award Agreement evidencing such Award, including but not limited to a condition that such treatment will apply only if the Participant remains employed on the effective date of the Change of Control or has incurred an involuntary termination of employment without cause on account of the Change of Control, as determined by the Committee in its sole discretion, within a period of up to 3 months prior to the effective date of the Change of Control. Notwithstanding any other provision of the Plan, the Committee, in its discretion, may determine that, upon the occurrence of a Change of Control, each outstanding Award shall be fully vested and terminate within a specified number of days after notice to the Participant, and such Participant shall receive, with respect to each Share subject to any such Award of Restricted Stock, RSU and Other Stock-Based Awards, an amount equal to the Fair Market Value immediately prior to the occurrence of such Change of Control, or with respect to any such Award of Options or SARs, the amount equal to the Fair Market Value immediately prior to the occurrence of such Change of Control over the exercise price per share of such Option and/or SAR; such amount in either case to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

10.2 Impact of Change of Control on Other Cash-Based Awards. Notwithstanding any other provision of the Plan, the terms of any Other Cash-Based Award may provide in the Award Agreement evidencing the Award that, upon a Change of Control, in the event that the Other Cash-Based Awards are not assumed by the successor corporation or its parent or a subsidiary, (a) a pro rata portion of the Other Cash-Based Awards shall be considered to be earned and payable based on the portion of the Other Cash-Based Award Performance Period completed as of the date of the Change of Control and based on performance to such date, or if performance to such date is not determinable, based on target performance.

10.3 Assumption of Options, SARs, Restricted Stock Awards, Restricted Stock Unit Awards, and Other Stock-Based Awards Upon Change of Control. In the event of a Change of Control, the successor company may assume or substitute for an Option, SAR, Restricted Stock Award, Restricted Stock Unit Award, or Other Stock-Based Award. For the purposes of this Section 10.3, an Award of Option, SARs, Restricted Stock, RSUs, or Other Stock-Based Award shall be considered assumed or substituted for if following the Change of Control the award confers the right to purchase or receive, for each Share subject to the Option, SAR, Restricted Stock Award, Restricted Stock Unit Award, or Other Stock-Based Award immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change of Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, unless the applicable Award Agreement expressly provides that the provisions of this sentence shall not apply to the Award, in the event of an involuntary termination of a Participant’s employment without Cause by such successor company within 24 months of the date of a Change of Control, each Award held by such Participant at the time of the Change of Control shall be accelerated as described in Section 10.1. For the purposes of this Section 10.3, if “Cause” has not been defined in any applicable Award Agreement, “Cause” shall mean (i) an act of fraud or personal dishonesty undertaken by a Participant in connection with the Participant’s responsibilities as an employee that is intended to result in substantial gain or personal enrichment of the Participant at the expense of the Company, (ii) a Participant’s conviction of, or plea of nolo contendere to, a felony, (iii) a Participant’s gross misconduct in connection with the performance or failure of performance of a material component of the Participant’s responsibilities as an employee that is materially injurious to the Company, or (iv) a Participant’s continued substantial violations of his or her employment duties after the Participant has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Participant has not substantially performed such duties.

10.4 Deferrals. The Committee may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee.

10.5 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment or service at any time, with or without cause, subject to compliance with local law. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a Termination of Service.

10.6 Cancellation and Rescission of Awards. The following provisions of this Section 10.6 shall apply to Awards granted to individuals who are, were or become Section 16 Persons. The Committee or the Board may cancel, rescind, forfeit, suspend or otherwise limit or restrict any unexpired Award at any time if the Section 16 Person engages in “Detrimental Activity” (as defined below). Furthermore, in the event a Section 16 Person engages in Detrimental Activity at any time prior to or during the six months after any exercise of an Award, lapse of a restriction under an Award or delivery of Common Stock pursuant to an Award, such exercise, lapse or delivery may be rescinded until the later of (i) two years after such exercise, lapse or delivery or (ii) two years after such Detrimental Activity. Upon such rescission, the Company at its sole option may require the Section 16 Person to (i) deliver and transfer to the Company the shares of Stock received by the Section 16 Person upon such exercise, lapse or delivery, (ii) pay to the Company an amount equal to any realized gain received by the Section 16 Person from such exercise, lapse or delivery, (iii) pay to the Company an amount equal to the market price (as of the exercise, lapse or delivery date) of the Stock acquired upon such exercise, lapse or delivery minus the respective price paid upon exercise, lapse or delivery, if applicable or (iv) pay the Company an amount equal to any cash awarded with respect to an Award. The Company shall be entitled to set-off any such amount owed to the Company against any amount owed to the Section 16 Person by the Company. As used in this Section 10.6, “Detrimental Activity” shall include: (i) the failure to comply with any term set forth in the Company’s Employment Agreement; (ii) any activity that results in termination of the Section 16 Officer’s employment for Cause; or (iii) the Section 16 Person being convicted of, or entering a guilty plea with respect to a crime connected with the Company.

10.7 Participation. No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.8 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

10.9 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.10 Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights or to the limited extent provided in this Section 10.10. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Committee, if the Committee so permits, transfer an Award by bona fide gift and not for any consideration, to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company or other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family, or (iv) a foundation in which the Participant and/or member(s) of the Participant’s immediate family control the management of the foundation’s assets. Any such transfer shall be made in accordance with such procedures as the Committee may specify from time to time.

10.11 No Rights as Stockholder. Except to the limited extent provided in Sections 7.4 and 7.5, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.12 Leaves of Absence. Unless otherwise expressly determined by the Committee or required by applicable law, vesting of Awards and/or any Shares issuable pursuant to an Award (or exercise thereof), will be treated as follows during a leave of absence of a Participant:

10.12.1 Statutory Leave of Absence. Vesting credit will continue during a leave of absence if the leave satisfies each of the following requirements: (a) the leave is approved by the Company, (b) the leave is mandated by applicable law, and (c) the Participant takes the leave in accordance with such law and complies with applicable Company leave policies (a leave meeting all such requirements being a “Statutory Leave of Absence”).

10.12.2 Approved Personal Leave of Absence. Vesting credit will not continue (and instead will be tolled or suspended) during any leave of absence that is not a Statutory Leave of Absence (a “Personal Leave of Absence”). For purposes of clarification, a Participant will not be considered to have incurred a Termination of Service during any Company-approved Personal Leave of Absence so long as the Participant complies with applicable law and applicable Company leave policies.

SECTION 11

AMENDMENT, TERMINATION, AND DURATION

11.1 Amendment, Suspension, or Termination. The Board may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

11.2 Duration of the Plan. The Plan shall be effective as of August 1, 2008, and, subject to Section 11.1, shall remain in effect thereafter. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after February 26, 2020.

SECTION 12

TAX WITHHOLDING

12.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, national, foreign, state, and local taxes (including the Participant’s FICA, income tax, national insurance, social insurance, payment on account, payroll taxes or other tax-related withholding or similar insurance or tax obligations) required to be withheld with respect to such Award (or exercise thereof).

12.2 Withholding Arrangements. The Committee, pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy his or her Tax Obligations, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld or remitted. The amount of the Tax Obligations shall be deemed to include any amount which the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant or the Company, as applicable, with respect to the Award on the date that the amount of tax or social insurance liability to be withheld or remitted is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the Tax Obligations are required to be withheld or remitted, or (c) by any other procedures set forth in the applicable Award Agreement.

SECTION 13

LEGAL CONSTRUCTION

13.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

13.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13.4 Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to qualify for the exemption provided by Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee.

13.5 Code Section 409A. Unless otherwise specifically determined by the Committee, the Committee shall comply with Code Section 409A in establishing the rules and procedures applicable to deferrals in accordance with Section 10.4 and taking or permitting such other actions under the terms of the Plan that otherwise would result in a deferral of compensation subject to Code Section 409A.

13.6 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware (with the exception of its conflict of laws provisions).

13.7 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

TIBCO Software Inc.
IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central time, on April 26, 2012.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/TIBX
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals	—	The Board of Directors unanimously recommends a vote “FOR” the listed nominees and “FOR” each of Proposal 2, Proposal 3 and Proposal 4.

1. Election of these director nominees, each to serve until TIBCO Software Inc.’s next annual meeting of stockholders or until their successors are duly elected and qualified.									+
Director nominees:	For	Withhold		For	Withhold		For	Withhold

01 - Vivek Y. Ranadivé	☐	☐	02 - Nanci E. Caldwell	☐	☐	03 - Eric C.W. Dunn	☐	☐

04 - Narendra K. Gupta	☐	☐	05 - Peter J. Job	☐	☐	06 - Philip K. Wood	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Approval of the Amendment and Restatement to TIBCO Software Inc.’s 2008 Equity Incentive Plan.	☐	☐	☐	3. Advisory vote on executive compensation.	☐	☐	☐

	For	Against	Abstain

4. Ratification of the appointment of PricewaterhouseCoopers LLP as TIBCO Software Inc.’s independent auditors for the fiscal year ending November 30, 2012.	☐	☐	☐

In their discretion, the Proxies are authorized to vote or otherwise represent the shares on any and all such other business that may properly come before the meeting or any postponement or adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificate. If the stock is held by joint tenants or as community property, both holders must sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their titles.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	1 U P X	+
01FFAC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — TIBCO Software Inc.

PROXY FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of TIBCO Software Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, dated March 9, 2012, and hereby appoints Vivek Y. Ranadivé and Sydney L. Carey, and each of them, proxies, with full power of substitution, to represent the undersigned and to vote as designated on the reverse side all shares of common stock of TIBCO Software Inc. that the undersigned is entitled to vote at the 2012 Annual Meeting of Stockholders of TIBCO Software Inc. to be held on April 26, 2012 at 10:00 a.m., Pacific time, at the headquarters of TIBCO Software Inc. located at 3303 Hillview Avenue, Palo Alto, CA 94304, and at any adjournment or postponement thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE HEREOF IN PROPOSAL 1 FOR THE BOARD OF DIRECTORS, “FOR” EACH OF PROPOSALS 2, 3 AND 4, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXIES DEEM ADVISABLE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE